Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of December 18, 2017

among

CAMPBELL SOUP COMPANY,

a New Jersey corporation,

TWIST MERGER SUB, INC.,

a North Carolina corporation,

and

SNYDER’S-LANCE, INC.,

a North Carolina corporation

i

EXHIBITS & ANNEXES:

Exhibit A: Company Voting Agreement

Exhibit B: Articles of Incorporation of the Surviving Corporation

ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 18, 2017 (this “Agreement”), is among Campbell Soup Company, a New Jersey corporation (“Parent”), Twist Merger Sub, Inc., a North Carolina corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub,” and together with Parent, the “Buyer Parties”), and Snyder’s-Lance, Inc., a North Carolina corporation (the “Company”). Certain terms used in this Agreement are used as defined in Section 7.12.

WHEREAS, the respective boards of directors of each of Parent and Merger Sub have adopted, approved and declared advisable this Agreement (including the plan of merger (as such term is used in Section 55-11-01 of the North Carolina Business Corporation Act (the “NCBCA”)) (the “Plan of Merger”)), the Merger, and the other transactions contemplated by this Agreement, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its shareholders, (b) adopted, approved and declared advisable this Agreement (including the Plan of Merger), the Merger and the other transactions contemplated by this Agreement, on the terms and subject to the conditions set forth in this Agreement, and (c) resolved to submit this Agreement to the shareholders of the Company and to recommend that the shareholders of the Company approve the Merger (such recommendation, the “Merger Recommendation”);

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, certain shareholders of the Company are entering into an agreement with Parent, in substantially the form set forth on Exhibit A, to vote shares of Company Common Stock held by such shareholders in favor of the adoption of this Agreement (each a “Company Voting Agreement”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub, and the Company hereby agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the NCBCA, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger under the NCBCA (the “Surviving Corporation”, and such transactions, the “Merger”). At the Effective Time, as a result of the Merger, the name of the Surviving Corporation shall be Snyder’s-Lance, Inc.

Section 1.2. Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on the date that is the third (3rd) Business Day after the satisfaction or waiver, if permitted by applicable Law, of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Jenner & Block LLP, 919 Third Avenue, New York, New York 10022, unless this Agreement has been terminated pursuant to its terms or another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date Parent and the Company shall (a) file with the Secretary of State of the State of North Carolina articles of merger, executed and acknowledged in accordance with and containing such information as is required by Section 55-11-05 of the NCBCA to effect the Merger (the “Articles of Merger”) and (b) on or after the Closing Date duly make all other filings and recordings required by the NCBCA in order to effectuate the Merger. The Merger shall become effective at such time as the Articles of Merger have been duly filed with the Secretary of State of the State of North Carolina or at such later time as is agreed to by the parties hereto in writing and specified in the Articles of Merger in accordance with the relevant provisions of the NCBCA (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in this Agreement and Section 55-11-06 NCBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, as provided under the NCBCA.

Section 1.5. Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the articles of incorporation of the Company shall be amended, in the form attached hereto as Exhibit B, so that they shall be substantively identical to the articles of incorporation of Merger Sub as in effect as of immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be “Snyder’s-Lance, Inc.” and with such modifications as may be required by Section 4.8) and shall be the articles of incorporation of the Surviving Corporation (the “Charter”) until thereafter amended as provided therein or by applicable Law (subject to Section 4.8 hereof). At the Effective Time, the bylaws of the Company shall be amended and restated to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be “Snyder’s-Lance, Inc.” and with such modifications as may be required by Section 4.8) and shall be the bylaws of the Surviving Corporation (the “Bylaws”) until thereafter amended as provided therein or by applicable Law (subject to Section 4.8 hereof).

Section 1.6. Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time, in each case until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation. At the Effective Time, the directors and officers of the Company immediately prior to the Effective Time shall cease to be the directors and officers of the Company.

Section 1.7. Plan of Merger. Article I and Article II hereof and, solely to the extent necessary under the NCBCA, the other provisions of this Agreement shall constitute a “plan of merger” for the purposes of the NCBCA, including Section 55-11-01 thereof.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES;

CLOSING PAYMENTS

Section 2.1. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holders of any securities of the Company or the sole shareholder of Merger Sub:

(a) Merger Consideration. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than (i) shares of Company Common Stock owned directly by Parent or Merger Sub immediately prior to the Effective Time and (ii) shares of Company Common Stock owned by any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time (together with the shares of Company Common Stock referred to in the immediately preceding clause (i), the “Excluded Shares”), in each case of clause (i) and clause (ii) of this Section 2.1(a) other than shares of Company Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, shall be automatically converted into the right to receive $50.00 in cash (the “Per Share Merger Consideration”), payable to the holder thereof, without interest, in the manner set forth in Section 2.2. At the Effective Time, all of the shares of Company Common Stock that have been converted into the right to receive the Per Share Merger Consideration shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate and uncertificated interest formerly representing any shares of Company Common Stock (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration for each such share of Company Common Stock, payable without interest, in accordance with this Section 2.1 and Section 2.2.

(b) Excluded Shares. Each Excluded Share issued and outstanding immediately prior to the Effective Time as described in clause (i) of Section 2.1(a) shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist. Each Excluded Share issued and outstanding immediately prior to the Effective Time as described in clause (ii) of Section 2.1(a) shall be converted into such number of shares of stock of the Surviving Corporation such that each direct or indirect wholly owned Subsidiary of the Company that owned capital stock in the Company immediately prior to the Effective Time shall own the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time without any payment of consideration therefor.

(c) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, or such higher number of such shares as may be necessary to give effect to the second sentence of Section 2.1(b).

Section 2.2. Exchange of Certificates.

(a) Paying Agent. Prior to the Closing Date, Parent and Merger Sub shall enter into an agreement (in a form reasonably acceptable to the Company) with a paying agent reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment of the Per Share Merger Consideration. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent for the benefit of the record holders of Company Common Stock (other than Excluded Shares), a cash amount in immediately available funds necessary and sufficient for the Paying Agent to make all payments under Section 2.1(a) (such cash amount being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any purpose other than as set forth in this Article II. The Paying Agent shall invest the Exchange Fund as directed by Parent solely in (i) direct short-term obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (iv) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, (v) in money market funds having a rating in the highest investment category granted by a nationally recognized credit rating agency at the time of acquisition or (vi) a combination of any of the foregoing, provided that, in any such case, no such instrument shall have a maturity exceeding three months. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amounts payable under Section 2.1(a) shall be returned to Parent in accordance with Section 2.2(d). No such investment or losses thereon shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article II or affect the amount of Per Share Merger Consideration payable to holders of Company Common Stock, and to the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment under Section 2.1(a), Parent shall promptly provide additional cash to the Paying Agent to add to the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments under Section 2.1(a). Parent shall pay all charges and expenses of the Paying Agent in connection with the exchange of Company Common Stock for the Per Share Merger Consideration.

(b) Exchange Procedures. Promptly after the Effective Time and in any event not later than the third (3rd) Business Day following the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each, a “Certificate”), which have converted into the right to receive the Per Share Merger Consideration with respect thereto pursuant to Section 2.1, a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of such Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the Paying Agent shall issue and deliver to the holder of such Certificate, by check or wire transfer (as specified in the letter of transmittal), a cash amount (less any required Tax withholdings as provided in Section 2.6) equal to the product of (i) the Per Share Merger Consideration and (ii) the number of shares of Company Common Stock formerly represented by such Certificate and such Certificate shall then be canceled. Promptly after the Effective Time and in any event not later than the third (3rd) Business Day following the Effective Time, the Paying Agent shall issue and deliver to each holder, as of the Effective Time, of interest formerly representing uncertificated shares of Company Common Stock that were represented by book-entry (“Book-Entry Shares”), which have converted into the right to receive the Per Share Merger Consideration with respect thereto pursuant to Section 2.1, a check or wire transfer for an amount of cash (less any required Tax withholdings as provided in Section 2.6) equal to the product of (A) the Per Share Merger Consideration and (B) the number of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent. No interest shall be paid or accrued for the benefit of holders of the shares of Company Common Stock on the Per Share Merger Consideration payable in respect thereof. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration as contemplated by Section 2.1.

(c) Transfers. From and after the Effective Time, there shall be no transfers of shares of the Company Common Stock on the stock transfer books of the Company. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and, subject to compliance with the procedures set forth in Section 2.2(b), exchanged for the cash amount to which the holder thereof is entitled pursuant to this Article II (less any required Tax withholdings as provided in Section 2.6) to be paid in the manner specified in the letter of transmittal to an account designated by such holder.

(d) Termination of Exchange Fund. At any time after the date that is twelve (12) months after the Closing Date, Parent shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the holders of shares of Company Common Stock (other than Excluded Shares) issued and outstanding immediately prior to the Effective Time. Any holder of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) who has not theretofore complied with this Article II shall thereafter look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for payment of the amount to which such holder is entitled as a result of the Merger (upon due surrender of such holder’s shares of Company Common Stock in accordance with the terms hereof), without any interest thereon.

(e) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation or the Paying Agent with respect to such Certificate, the Paying Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.2(d), Parent) will deliver, in exchange for shares of Company Common Stock (other than Excluded Shares) represented by such lost, stolen or destroyed Certificate, an amount in cash (less any required Tax withholdings as provided in Section 2.6) equal to the product of (i) the number of shares of Company Common Stock (other than Excluded Shares) represented by such lost, stolen or destroyed Certificate and (ii) the Per Share Merger Consideration.

Section 2.3. Treatment of Equity Awards.

(a) Options. Prior to the Effective Time, the Company shall take all actions necessary to provide that each option to purchase shares of Company Common Stock granted pursuant to the Company Equity Plans or otherwise (other than pursuant to the ASPP) (each, an “Option”) that is outstanding immediately prior to the Effective Time shall, as of immediately prior to the Effective Time, vest in accordance with the terms and conditions applicable to the Option such that (i) all time-vesting Options shall fully vest (to the extent unvested) and (ii) all performance-vesting Options granted under the Company’s 2017 Enterprise Incentive Plan shall vest based on the actual level of performance for the quarter ending on or before the Effective Time, pro-rated based on the proration schedule set forth in Section 2.3(a) of the Company Disclosure Schedule. Prior to the Effective Time, the Company shall take all actions necessary to provide that that each Option that is outstanding and vested as of the Effective Time, shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of that Option or any other Person, be cancelled and terminated and converted at the Effective Time into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, but no later than thirty (30) days following the Effective Time, an amount in cash, without interest, equal to the product of (i) the aggregate number of shares of Company Common Stock subject to such Option, multiplied by (ii) the excess, if any, of the Per Share Merger Consideration over the per share exercise price of such Option, less any Taxes required to be withheld in accordance with Section 2.6. For the avoidance of doubt, if there is no excess under subsection (ii), then the holder of such Option shall not be entitled to receive any amounts under this Section 2.3(a) and such Option shall be cancelled and terminated in accordance with this Section 2.3(a).

(b) Restricted Stock. Prior to the Effective Time, the Company shall take all actions necessary to provide that at the Effective Time, each outstanding award of restricted stock in respect of shares of Company Common Stock granted under a Company Equity Plan or otherwise (each, a “Restricted Stock Award”) shall fully vest (to the extent unvested) such that

(i) all time-based restrictions shall lapse in accordance with such Restricted Stock Award’s applicable terms and conditions, and (ii) all performance-vesting Company Restricted Stock Awards granted under the Company’s 2017 Enterprise Incentive Plan shall vest and be payable based on the actual level of performance for the quarter ending on or before the Effective Time, pro-rated based on the proration schedule set forth in Section 2.3(a) of the Disclosure Schedule. Upon such vesting, each share of Company Common Stock underlying each Restricted Stock Award shall be treated as Company Common Stock for all purposes of this Agreement, with any applicable Taxes withheld in accordance with Section 2.6.

(c) Restricted Stock Units. Prior to the Effective Time, the Company shall take all actions necessary to provide that each award of restricted stock units (including any performance-vesting restricted stock units) in respect of shares of Company Common Stock granted under a Company Equity Plan or otherwise (each, a “Company RSU”) that is outstanding immediately prior to the Effective Time shall, as of immediately prior to the Effective Time, vest in accordance with the terms and conditions applicable to the Company RSU such that (i) all time-vesting Company RSUs shall fully vest (to the extent unvested) and all time vesting restrictions shall lapse and (ii) all performance-vesting Company RSUs shall vest and be payable assuming all performance-vesting conditions have been satisfied at the target level of performance, pro-rated based on the number of days in the performance period preceding the Closing Date. Prior to the Effective Time, the Company shall take all actions necessary to provide that each Company RSU that is outstanding and vested as of the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder such Company RSU, be cancelled and, in exchange for the cancellation of each Company RSU, each holder thereof as of the Effective Time shall be entitled to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time but no later than thirty (30) days following the Effective Time, an amount in cash, without interest, equal to the product of (x) the Per Share Merger Consideration multiplied by (y) the number of shares of Company Common Stock subject to the Company RSU, less any Taxes required to be withheld in accordance with Section 2.6.

(d) Associate Stock Purchase Plan. As soon as practicable following the date of this Agreement and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the ASPP) shall adopt such resolutions or take such other actions as may be required so that (i) participation in the Company’s 2012 Associate Stock Purchase Plan (the “ASPP”) shall be limited to those employees who are participants on the date of this Agreement, (ii) participants may not increase their payroll deduction elections or rate of contributions from those in effect on the date of this Agreement, and (iii) the ASPP shall terminate, effective upon the first purchase date following the date of this Agreement, but subsequent to the exercise of purchase rights on such purchase date (in accordance with the terms of the ASPP).

(e) Company Actions. Prior to the Effective Time, the Company shall, in consultation with Parent, make any amendments to the terms of the Company Equity Plans and the ASPP and obtain any consents from holders of Equity Based Awards that, in each case, are necessary to give effect to the transactions contemplated by this Section 2.3 and, notwithstanding anything to the contrary, payment may be withheld in respect of any Equity Based Award until any necessary consents in respect of such Equity Based Award are obtained. Without limiting the foregoing, the Company shall take all actions necessary to ensure that the Company will not at the Effective Time be bound by any Equity Based Awards or any warrants or other rights or agreements (other than this Agreement) which would entitle any Person, other than Parent and its Subsidiaries, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof. Prior to the Effective Time, the Company shall take all actions necessary to terminate all its Company Equity Plans, such termination to be effective at or before the Effective Time. For purposes of this Agreement, “Company Equity Plans” shall mean the following plans of the Company: Snyder’s-Lance, Inc. 2008 Director Stock Plan, Snyder’s-Lance, Inc. 2014 Director Stock Plan, Lance, Inc. 2007 Key Employee Incentive Plan, Snyder’s of Hanover, Inc. Non-Qualified Stock Option Plan, Snyder’s-Lance, Inc. 2012 Key Employee Incentive Plan, Snyder’s-Lance, Inc. 2016 Key Employee Incentive Plan, Diamond Foods, Inc. 2015 Equity Incentive Plan, and Diamond Foods, Inc. 2005 Equity Incentive Plan.

Section 2.4. Adjustments to Prevent Dilution. Notwithstanding any provision of this Article II to the contrary (and without in any way limiting the covenants in Section 4.2 hereof), if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence of, or record date for, any share dividend or distribution, subdivision, reclassification, recapitalization, share split (including a reverse share split), merger, combination, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted, without duplication, to provide to the holders thereof the same economic effect as contemplated by this Agreement prior to such event.

Section 2.5. No Liability. To the fullest extent permitted by applicable Law, none of the parties to this Agreement, the Surviving Corporation or the Paying Agent will be liable to any shareholders of the Company or other Person in respect of any cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws.

Section 2.6. Withholding Rights. Each of Parent, the Company, the Surviving Corporation and the Paying Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the transactions contemplated by this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations promulgated thereunder or any other applicable state, local or non-U.S. Tax Law and shall timely remit any amounts so withheld to the applicable Governmental Authority. To the extent that amounts are so withheld and timely paid over to the appropriate Governmental Authority by Parent, the Company, the Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons otherwise entitled to the payment in respect of which such deduction and withholding was made by Parent, the Company, the Surviving Corporation or the Paying Agent, as the case may be.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1. Representations and Warranties of the Company. The Company represents and warrants to Parent and Merger Sub that except as set forth in (i) the disclosure schedule delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any Section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other Section or subsection of this Agreement to the extent the qualifying nature of such disclosure with respect to such other section or subsection is reasonably apparent) or (ii) any reports, schedules, forms, prospectuses, and registration, proxy and other statements, all documents filed on a voluntary basis on Form 8-K under the Exchange Act, and in each case including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein (in each case including any amendments or supplements thereto) filed with or furnished to the United States Securities and Exchange Commission (the “SEC”) on or after January 1, 2017 and publicly available at least two (2) Business Days prior to the date of this Agreement, and excluding any disclosures set forth in any “risk factor” section or market risk section, and in any section relating to forward-looking, safe harbor, or similar statements in such Company SEC Documents filed with or furnished to the SEC):

(a) Organization, Standing and Corporate Power.

(i) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of North Carolina and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted and is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so organized, existing, qualified or in good standing in such jurisdiction would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii) Section 3.1(a)(ii) of the Company Disclosure Schedule lists all Subsidiaries of the Company together with (A) the jurisdiction of organization of each such Subsidiary, (B) for each such Subsidiary that is not wholly owned (directly or indirectly) by the Company, the number of issued and outstanding shares of capital stock or share capital, the record owner(s) thereof and the number of issued and outstanding shares of capital stock or share capital beneficially owned by the Company, and (C) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than the Company or any Subsidiary. No Subsidiary of the Company owns any shares of Company Common Stock. All (or, in the case of a Subsidiary that is not wholly-owned, the Company’s ownership interests as disclosed in Section 3.1(a)(ii)(C) of the Company Disclosure Schedule) of the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been validly issued, were issued free of pre-emptive rights and are fully paid and non-assessable, and are free and clear of all Liens (other than Permitted Liens). Each of the Company’s Subsidiaries is a corporation or other business entity duly incorporated or organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its state or other jurisdiction of incorporation or organization and has all requisite corporate or other company power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted, except where the failure to be so existing or organized in such jurisdiction would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii) The Company has made available to Parent, or publicly filed with the SEC, true, correct and complete copies of its articles of incorporation and bylaws, as amended (the “Company Charter Documents”) and true, correct and complete copies of the charters, bylaws or equivalent organizational documents of its “significant subsidiaries” (as such term is defined in Section 1.02 of Regulation S-X under the Exchange Act) as in effect on the date of this Agreement (collectively, the “Subsidiary Documents”). The Company Charter Documents and the Subsidiary Documents are in full force and effect as of the date of this Agreement, the Company is not in violation of any of the provisions of the Company Charter Documents, and the Company’s Subsidiaries are not in violation (other than immaterial violations) of any of the provisions of the Subsidiary Documents.

(b) Capitalization.

(i) The authorized capital stock of the Company consists of 110,000,000 shares of Company Common Stock and 5,000,000 preferred shares, par value $1 per share (“Company Preferred Stock”). At the close of business on December 15, 2017, 97,237,528 shares of Company Common Stock were issued and outstanding. At the close of business on December 15, 2017, (A) 4,336,241 shares of Company Common Stock were issuable upon the exercise of outstanding Options, (B) 352,333 shares of Company Common Stock were issued as Restricted Stock Awards and (C) 244,993 shares of Company Common Stock were subject to outstanding Company RSUs, (D) 2,455,597 shares of Company Common Stock reserved for future awards under the Company Equity Plans, (E) 477,450 shares of Company Common Stock reserved for future issuance under the ASPP, (F) no shares of Company Preferred Stock were issued or outstanding and (G) no other shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of Company Common Stock are, and shares of Company Common Stock reserved for issuance with respect to Equity Based Awards and the ASPP, when issued in accordance with the respective terms thereof, will be, duly authorized and validly issued and are, or will be when issued in accordance with the respective terms thereof, fully paid, nonassessable and free of preemptive rights, purchase option, call or right of first refusal or similar rights. Included in Section 3.1(b)(i) of the Company Disclosure Schedule is a true, correct and complete list, as of December 8, 2017, of all outstanding Options or other rights to purchase or receive shares of Company Common Stock granted under the Company Equity Plans or otherwise (in each case, other than the ASPP), including any restricted stock units, restricted shares, performance units, performance shares, stock appreciation rights, “phantom” equity or similar securities or rights that are derivative of, or provide economic benefits based directly or indirectly on the value or price of any capital stock of, or other voting securities of, or ownership interest in the Company or any Subsidiary (in each case, other than the ASPP) (collectively, the “Equity Based Awards”) and, including for each such Equity Based Award, the number of shares of Company Common Stock subject thereto, the name of the holder, date of grant, term, and, where applicable, exercise price and vesting schedule. Since December 8, 2017 the Company has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than pursuant to the outstanding Equity Based Awards referred to above in this Section 3.1(b)(i). Except (X) as set forth above in this Section 3.1(b)(i) or (Y) as otherwise expressly permitted by Section 4.2 hereof, as of the date of this Agreement there are not, and as of the Effective Time there will not be, any shares of capital stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any shares of Company Common Stock.

(ii) Except as disclosed in Section 3.2(b)(ii) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, puts, calls, rights, understandings, claims, profits interests, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, undertakings or other commitments of any character providing for the issuance, transfer, sale or other disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company, nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock, voting security or other equity interest of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries or any predecessor thereof.

(iii) All Equity Based Awards and any rights under the ASPP, may, by their terms, be treated in accordance with Section 2.3. No holder of any Equity Based Award or right under the ASPP is entitled to any treatment of such Equity Based Award or right under the ASPP other than as provided with respect to such Equity Based Award or right under the ASPP in Section 2.3, and after the Effective Time no holder of an Equity Based Award or right under the ASPP (or former holder of an Equity Based Award or right under the ASPP) or any current or former participant in the Company Equity Plans or any other Company Plan shall have the right thereunder to acquire any capital stock of the Company or any other equity interest therein (including phantom shares or stock appreciation rights). Each Equity Based Award was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the Company Equity Plan pursuant to which it was issued and, to the extent applicable, has an exercise price that equaled or exceeded the fair market value of a share of Company Common Stock on the date of grant of such Equity Based Award.

(iv) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Shareholders on any matter.

(c) Authority; Noncontravention.

(i) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the affirmative vote or written consent of the holders of Company Common Stock as required under the Company Charter Documents, to approve this Agreement and to consummate the Merger (the “Company Shareholder Approval”), to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by the Company Board, and except for obtaining the Company Shareholder Approval for the approval of this Agreement and consummation of the Merger, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. The Company Shareholder Approval is the only approval of any class or series of the Company’s share capital or other securities necessary to approve or adopt this Agreement and the transactions contemplated hereby, including the Merger. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (A) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (B) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(ii) The Company Board, at a meeting duly called and held at which all of the disinterested directors of the Company Board were present in person or by telephone in compliance with the applicable provisions of the NCBCA, duly adopted resolutions (A) determining that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its shareholders; (B) adopting, approving and declaring advisable this Agreement (including the Plan of Merger), the Merger and the other transactions contemplated by this Agreement, on the terms and subject to the conditions set forth in this Agreement; (C) resolving to make the Merger Recommendation; (D) taking all corporate action required to be taken by the Company Board to authorize and approve the consummation of the Transactions; and (E) resolving to submit this Agreement for approval of the shareholders of the Company at the Company Shareholders’ Meeting. No further corporate action is required by the Company Board in order for the Company to approve this Agreement or the Transactions, including the Merger, other than any corporate action required to perform obligations required hereunder prior to the Effective Time, including under Section 2.3 and Section 4.11.

(iii) Except as disclosed in Section 3.1(c)(iii) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will: (A) conflict with or violate any provision of the

Company Charter Documents; (B) result in any violation or breach of, or constitute any default (with or without notice or lapse of time, or both) under, or result in the creation of any Lien under any Material Contract, or give rise to a right of termination, cancellation or acceleration of any obligation or a loss of a benefit under, or require that any Consent be obtained with respect to, any Material Contracts; or (C) assuming that the authorizations, consents and approvals referred to in Section 3.1(c)(iii) and the Company Shareholder Approval are obtained and the filings referred to in Section 3.1(c)(iii) are made, violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its respective properties or assets, except, in the case of clauses (B) and (C) above, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Governmental Approvals. Except for (i) the filing with the SEC of a proxy statement relating to the Company Shareholders’ Meeting (as amended or supplemented from time to time, the “Company Proxy Statement”), and other filings required in connection with the Merger under, and compliance with other applicable requirements of, the Exchange Act, and the NASDAQ Stock Market Rules, and filings under state securities or “blue sky” laws or foreign securities Laws, (ii) the filing of the Articles of Merger with the Secretary of State of the State of North Carolina and (iii) filings required under, and compliance with other applicable requirements of, the HSR Act and any other Antitrust Laws, no material consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions.

(e) Company SEC Documents; Undisclosed Liabilities.

(i) The Company has timely filed or furnished all reports, schedules, forms, prospectuses, and registration, proxy and other statements, including any amendments or supplements thereto, required to be filed with or furnished to the SEC on or after July 1, 2015, as have been supplemented, modified or amended since the time of filing (collectively and together with all documents filed on a voluntary basis on Form 8-K under the Exchange Act, and in each case including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). None of the Company’s Subsidiaries currently is, or has since becoming a Subsidiary of the Company been, required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations of the SEC thereunder, as the case may be, each as in effect on the date such Company SEC Document was filed, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii) The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(iii) The Company has made available to Parent true and complete copies of all comment letters from the staff of the SEC relating to the Company SEC Documents and all written responses of the Company thereto through the date of this Agreement.

(iv) The Company is in compliance in all material respects with the applicable listing and governance rules and regulations of NASDAQ Stock Market.

(v) The Company has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer, its principal financial officer or those individuals responsible for the preparation of the consolidated financial statements of the Company included in the Company SEC Documents to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are sufficient to provide reasonable assurance that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. The Company has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since July 1, 2015, none of the Company, the Company Board or the audit committee of the Company Board has received any written notification of any matter set forth in the preceding clause (A) or (B). The Company has made available to Parent a summary of any such disclosure made by management of the Company to its auditors and audit committee on or after July 1, 2015. Since July 1, 2015, the Company has not had any material dispute with its independent public auditor regarding any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. As of the date of this Agreement, to the Company’s Knowledge, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment.

(vi) As of the date of this Agreement, to the Knowledge of the Company, there are no pending SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of the Company. At no time since July 1, 2015, has there been any internal investigation of the Company or any of its Subsidiaries regarding revenue recognition or other accounting or auditing issues discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel or similar legal officer, the Company Board or any committee thereof.

(vii) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, except liabilities (A) as and to the extent reflected or reserved against on the unaudited balance sheet of the Company and its Subsidiaries as of September 30, 2017 (the “Balance Sheet Date”) (including the notes thereto), included in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”), (B) arising in connection with this Agreement and the Transactions, (C) incurred after the Balance Sheet Date in the ordinary course of business or (D) that, individually or in the aggregate, do not and would not reasonably be expected to have a Company Material Adverse Effect.

(viii) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC (“Regulation S-K”)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or any Company SEC Documents.

(f) Absence of Certain Changes or Events. Since December 31, 2016, no event or events or development or developments have occurred that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect that is continuing. Since the Balance Sheet Date, the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice (other than the negotiation, and preparation to enter into, this Agreement and the transactions contemplated hereby), and there has not been any action taken by the Company or any of its Subsidiaries that, if taken by the Company or any of its Subsidiaries during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of, or would require consent of Parent under any of Section 4.2(b), Section 4.2(e), Section 4.2(l) or Section 4.2(m). Without limiting the foregoing, since the Balance Sheet Date, there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any asset of the Company or any of its Subsidiaries, that has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(g) Legal Proceedings. Except as disclosed in Section 3.1(g) of the Company Disclosure Schedule, as of the date of this Agreement there is no pending or, to the Knowledge of the Company, threatened legal, administrative, arbitral or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, the Company, any of its

Subsidiaries or any Company Plan that has had, or that would reasonably be expected to have, if decided adversely to the Company, a Company Material Adverse Effect, nor is there any injunction, order, judgment, ruling or decree imposed upon the Company or any of its Subsidiaries by or before any Governmental Authority that has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(h) Compliance with Laws. The Company and its Subsidiaries are and since July 1, 2015 have been in compliance with all Laws (including Environmental Laws and Food Safety Laws) applicable to the Company or any of its Subsidiaries, any of their properties, products, or other assets or any of their businesses or operations, except for any such violation that would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries have all Governmental Authorizations necessary to conduct their respective businesses as presently conducted, except where the failure to have any such Governmental Authorizations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since July 1, 2015, the Company has not received any written notice from any Governmental Authority regarding (i) any actual or possible violation of any Governmental Authorization, or any failure to comply in any respect with any term or requirement of any Governmental Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization, in each case other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(i) Information Supplied.

(i) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s shareholders in connection with the Transactions (collectively, the “Company Disclosure Documents”), including the Company Proxy Statement to be filed with the SEC in connection with obtaining the Company Shareholder Approval, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing or the representations and warranties contained in Section 3.1(i)(ii), the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub specifically for inclusion in any Company Disclosure Document.

(ii) The (A) Company Proxy Statement, on the date it is first mailed to shareholders of the Company and at the time of the Company Shareholders’ Meeting, and (B) any Company Disclosure Document (other than the Company Proxy Statement), at the time of the filing with the SEC of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof to shareholders of the Company, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(j) Tax Matters. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect:

(i) Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any properly obtained extension of time within which to file), all Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all respects. All Taxes shown to be due on such Tax Returns, or otherwise required to be paid by the Company or any of its Subsidiaries, have been timely paid. All Taxes required to have been withheld and paid (including any Taxes or withholding related to dividend or interest payments) to any Governmental Authority by the Company and each of its Subsidiaries have been timely withheld and paid.

(ii) There are no waivers or extensions of any statute of limitations or any periods for assessment or collection requested or currently in effect with respect to any Taxes or Tax Returns of the Company or any of its Subsidiaries (with the exception of properly obtained extensions of time within which to file);

(iii) Neither the Company nor any of its Subsidiaries (A) has received or applied for a Tax ruling or entered into a “closing agreement” within the meaning of Section 7121 of the Code that would be binding upon the Company or any of its Subsidiaries after the Closing Date or (B) is or has been a member of any affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group which has the Company or any of its Subsidiaries as its common parent).

(iv) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (A) change in method of accounting pursuant to Section 481(c) of the Code (or any similar provision of state, local or non-U.S. Law) prior to the Closing, (B) installment sale or open transaction disposition made on or entered into prior to the Closing Date, (C) prepaid amount received or paid on or prior to the Closing Date, or (D) election pursuant to Section 108(i) of the Code (or any similar provision of state, local or non-U.S. Law).

(v) Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(vi) Neither the Company nor any of its Subsidiaries has participated in, or has any liability or obligation with respect to, any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(vii) There are no Liens for Taxes upon any property or asset of the Company or any of its Subsidiaries other than Permitted Liens.

(viii) Neither the Company nor any of its Subsidiaries (A) has received from any Governmental Authority any written notice indicating an intent to open an audit or written notice of deficiency or proposed adjustment in each case for any material amount of Tax proposed, asserted or assessed (and no audit or administrative or judicial Tax proceeding is pending or being conducted with respect to the Company or any of its Subsidiaries) or (B) is a

party to any agreement providing for the allocation or sharing of Taxes with any Person that is not, directly or indirectly, a wholly owned Subsidiary of the Company other than (x) an agreement providing for customary Tax indemnities in conjunction with an acquisition or divestiture or (y) ordinary course commercial agreements or agreements the primary subject matter of which is not Tax.

(k) Employee Benefits and Labor Matters.

(i) Section 3.1(k)(i)(A) of the Company Disclosure Schedule sets forth a true, correct and complete list of each material Company Plan maintained within the jurisdiction of the United States and that is available to a Company Employee in the United States (a “U.S. Company Plan”), and Section 3.1(k)(i)(B) of the Company Disclosure Schedule sets forth a true, correct and complete list of each material Company Plan maintained outside the jurisdiction of the United States and that is available to a Company Employee outside of the United States (a “Non-U.S. Company Plan”).

(ii) True, correct and complete copies of all material documents with respect to each of the Company Plans (other than any “multiemployer plan” (as defined in Section 3(37) of ERISA)) have been made available to Parent by the Company, including: (A) each material Company Plan and, to the extent applicable, summary plan descriptions, (B) each trust, insurance, annuity or other funding contract related thereto, (C) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (D) the most recent annual report on Form 5500 required to be filed with the Internal Revenue Service with respect thereto, (E) the most recently received Internal Revenue Service determination letter or opinion, if applicable, and (F) all material government and regulatory approvals received from any Governmental Authority with respect to Non-U.S. Company Plans.

(iii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) the Company Plans have been maintained in accordance with their terms and in compliance with all applicable provisions of ERISA, the Code and other applicable Laws, (B) each U.S. Company Plan intended to qualify under Section 401(a) has received a favorable determination or opinion letter as to its qualification and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause such determination letter or opinion, to be revoked, (C) each Non-U.S. Company Plan required to have been approved by any non-United States Governmental Authority (or permitted to have been approved to obtain any beneficial Tax or other status) has been so approved or timely submitted for approval, no such approval has been revoked (and, as of the date of this Agreement, no such revocation has been threatened) and no event has occurred since the date of the most recent approval or application therefore relating to any such Non-U.S. Company Plan that is reasonably likely to affect any such approval relating thereto, (D) there has been no non-exempt “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA involving the assets of any Company Plan, (E) all contributions required to have been made under any of the Company Plans or by Law (without regard to any waivers granted under Section 412 of the Code), have been timely made, and (F) the Company and its Subsidiaries have satisfied all applicable material requirements under the Patient Protection and Affordable Care Act and will not be liable for any excise tax pursuant to such Act with respect to periods ending prior to the Closing Date.

(iv) None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates, maintains, sponsors, contributes to or has an obligation to contribute to, or, within the six years preceding the date of this Agreement, maintained, sponsored, contributed to or had an obligation to contribute to, (A) an employee pension benefit plan (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code or a similar pension benefit plan subject to any similar foreign Laws, (B) any multiemployer plan (as defined in 3(37) of ERISA) or (C) a “multiple employer plan” (as defined in Section 4063 of ERISA). None of the Company Plans promises retiree medical, disability or life insurance benefits to any current or former employee, consultant or director, except as required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar applicable state or local Law.

(v) With respect to any Company Plan, including any assets of any such Company Plan or any fiduciary to any such Company Plan, to the Knowledge of the Company, (A) no Actions (other than routine claims for benefits in the ordinary course of business) are pending or threatened, and (B) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Authority is pending or, to the Knowledge of the Company, threatened that has had, or that would, if concluded adversely to the Company Plan, reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(vi) Except as set forth in Section 3.1(k)(vi) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (A) result in any payment becoming due to any current or former director, officer, employee or independent contractor, (B) increase any benefits otherwise payable under any Company Plan, (C) result in the acceleration of the time of payment or vesting of any such benefits under any Company Plan, or (D) require any contributions or payments to fund any obligations under any Company Plan.

(vii) Except as set forth in Section 3.1(k)(vii) of the Company Disclosure Schedule, no Company Plan provides for, as a result of any of the Transactions contemplated by this Agreement (whether alone or in connection with other events), any payment of any amount of money or other property to, or the acceleration of or provision of any other rights or benefits to, any current or former officer, employee, independent contractor or director of the Company or any of its Subsidiaries that could reasonably be expected, individually or in the aggregate, to result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code. Except with respect to those Company Plans set forth in Section 3.1(k)(vii) of the Company Disclosure Schedule, no current or former officer, employee, independent contractor or director of the Company or any of its Subsidiaries is entitled to any gross-up or any other payment from the Company or any of its Subsidiaries in respect of any Tax (including Taxes imposed under Section 409A or Section 4999 of the Code) or any interest or penalty related thereto.

(viii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in compliance with, and the Company and its Subsidiaries have complied in practice and operation with, all applicable requirements of Section 409A of the Code.

(ix) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (A) there are no complaints, charges, proceedings, suits, actions or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that could be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual and (B) the Company and its Subsidiaries are in substantial compliance with all applicable Laws relating to the employment of labor, including all such Laws relating to labor relations, terms and conditions of employment, hiring, termination, wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law, classification of employees (exempt/non-exempt and employee/independent contractor), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation, immigration, work status, leaves of absence, background check, privacy and the collection and payment of withholding and/or social security taxes and any similar Tax.

(x) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (A) have withheld and reported all amounts required by applicable Law to be withheld and reported with respect to wages, salaries and other payments to Company Employees, (B) are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing and (C) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and in accordance with past practice).

(xi) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other contract with a labor union or labor organization. Neither the Company nor any of its Subsidiaries is subject to a labor dispute, strike or work stoppage except as would not have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries.

(l) Environmental Matters.

(i) Except (A) as set forth in Section 3.1(l) of the Company Disclosure Schedules and (B) for those Environmental Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (1) neither the Company nor any of its Subsidiaries has received any written notice of, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws which now remains pending or unresolved, (2) to the Knowledge of the Company, there have been no Releases by the Company or any of its Subsidiaries of any Hazardous Materials

into, on, under or from Company Owned Properties, Company Leased Properties, any real property formerly owned, leased or operated by the Company or its Subsidiaries or any property to which the Company or its Subsidiaries arranged for the disposal, treatment, storage, or handling of Hazardous Materials in violation of or that could give rise to liability under any Environmental Laws, and (3) the Company and each of its Subsidiaries possess, are and since July 1, 2015 have been in compliance with, all licenses, permits, authorizations and certificates from any Governmental Authority required under Environmental Laws necessary to conduct its business and own its assets (the “Environmental Permits”).

(ii) For purposes of this Agreement:

(A) “Environmental Laws” means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety (as it related to exposure to Hazardous Materials), including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign Law and international equivalents, as each has been amended and the regulations promulgated pursuant thereto.

(B) “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest actually incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law or Environmental Permit.

(C) “Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, toxic mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

(m) Contracts.

(i) Section 3.1(m)(i) of the Company Disclosure Schedule sets forth a true, correct and complete list of each Material Contract. For the purposes of this Agreement “Material Contract” means, except for any agreement related to any Company Leased Property (other than a Material Leased Property), (i) each Contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act if such registration statement or report was filed by the Company with the SEC on the date hereof, and (ii) each of the following Contracts to which the Company or any of its Subsidiaries is a party:

(A) any Contract that would have been required to be filed as an exhibit to a Registration Statement on Form S-1 or an Annual Report on Form 10-K if such registration statement or report was filed by the Company with the SEC as of the date hereof but for the exception provided in Item 601(b)(10)(ii) of Regulation S-K and has not been so filed prior to the date hereof;

(B) any partnership (other than with respect to any partnership that is wholly owned, directly or indirectly, by the Company) or joint venture agreement or other similar equity investment agreements that involves a sharing of profits with a third party;

(C) any Contract that purports to limit, curtail or restrict the ability of the Company or any of its existing or future Subsidiaries or Affiliates, to compete in any geographic area or line of business, to the extent material to the Company and its Subsidiaries, taken as a whole, other than any such Contract that may be terminated or withdrawn without material liability to the Company or its Subsidiaries, and without any continuing such prohibition or restriction, upon prior notice of ninety (90) days or less;

(D) any Contract providing that the Company or its Subsidiaries will not compete with any other Person or granting most favored customer pricing to any Person, or any Contract providing for the grant of exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person that has had or would reasonably be expect to have a material impact on the Company and its Subsidiaries taken as a whole;

(E) any Contract that relates to the acquisition, sale or lease of properties or assets (by merger, purchase or sale of shares or assets or otherwise) entered into since July 1, 2015 in excess of $5,000,000;

(F) each loan or credit agreement, mortgage, indenture, guarantee, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries (other than between or among the Company and one or more wholly owned Subsidiaries of the Company) with an outstanding principal amount in excess of $5,000,000;

(G) each loan or credit agreement, mortgage, indenture, guarantee, note or other Contract or instrument evidencing indebtedness for borrowed money made to the Company or any of its Subsidiaries (other than between or among the Company and one or more wholly owned Subsidiaries of the Company) in excess of $7,500,000;

(H) each voting agreement, voting trust, stockholder agreement or registration rights agreement;

(I) each mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any material property or assets of the Company and its Subsidiaries other than Permitted Liens on any Company Owned Properties;

(J) each material collective bargaining agreement or Contract with any labor organization or works council;

(K) each Contract containing any grant of any license or covenant not to sue relating to or under any material Intellectual Property (excluding licenses of off-the-shelf software) (1) by the Company or any of its Subsidiaries to any Person, or (2) by a Person of any Licensed Intellectual Property to the Company or any of its Subsidiaries, in each case, solely to the extent such Contract provides for fees in excess of $1,000,000 in the 12-month period ended September 30, 2017;

(L) each Contract for sale by the Company or its Subsidiaries (other than sales or purchase orders, rebate agreements and invoices, in each case, entered in the ordinary course of business consistent with past practice) from customers responsible for $20,000,000 or more in revenues received from such Persons in the 12-month period ended September 30, 2017, which Contract contains material volume requirements or material commitments or material exclusive or preferred purchasing arrangements;

(M) each Contract for the purchase by the Company or its Subsidiaries of materials, supplies, equipment or services (other than sales or purchase orders, rebate agreements and invoices, in each case, entered in the ordinary course of business consistent with past practice), from suppliers with whom the Company or its Subsidiaries made expenditures of $15,000,000 or more in the 12-month period ended September 30, 2017, which Contract (1) is not terminable by the Company or its applicable Subsidiary on ninety (90) days’ notice or less without premium or penalty and (2) contains material volume requirements or material commitments or material exclusive or preferred purchasing arrangements;

(N) any Contract requiring any capital commitment or capital expenditures (including any series of related expenditures) in excess of $3,500,000;

(O) any settlement agreement imposing material future limitations on the operation of Company and its Subsidiaries

(P) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person or assets at a purchase price which would reasonably be expected to exceed, or the fair market value of the equity interests or assets of which would be reasonably likely to exceed, $2,500,000;

(Q) any Contract that was entered into with Company Affiliates (other than the Company and its Subsidiaries) that is not a Company Benefit Plan; and

(R) each financial derivatives master agreement or confirmation, or futures account opening agreements and/or brokerage statements, evidencing financial hedging, swap or similar trading activities, in each case, to the extent any of the foregoing are material; and

(S) each written contract, commitment or agreement to enter into any of the foregoing.

(ii) Except for expirations of Material Contracts in the ordinary course of business and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Material Contract is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception. Except as would not reasonably be expected to have a Company Material Adverse Effect, or as separately identified in Section 3.1(m)(i) of the Company Disclosure Schedule, no approval, consent or waiver of any Person is needed in order that any Material Contract continue in full force and effect following the consummation of the Transactions. Neither the Company nor any of its Subsidiaries is in default under any Material Contract, nor does any condition exist, to the Knowledge of the Company, that, with notice or lapse of time or both, would constitute a default thereunder by the Company or any of its Subsidiaries party thereto, except in each case as would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Material Contract is in default thereunder, nor, to the Knowledge of the Company, does any condition exist, that with notice or lapse of time or both would constitute a default by any such other party thereunder, except in each case as would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice of termination or cancellation under any Material Contract or granted to any third party any rights that would constitute a breach of any Material Contract, except in each case as would not reasonably be expected to have a Company Material Adverse Effect.

(n) Real Property; Personal Property.

(i) Section 3.1(n)(i)(a) of the Company Disclosure Schedule sets forth a list of all real property owned by the Company or any of its Subsidiaries (collectively, the “Company Owned Properties”). The Company and each of its Subsidiaries, as applicable, owns good and marketable title to all of the Company Owned Properties, free and clear of all Liens, other than Permitted Liens, except as would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.1(n)(i)(b) of the Company Disclosure Schedule, there are no parties other than the Company or its Subsidiaries in possession of the Company Owned Properties. There are no pending or, to the Knowledge of the Company, any threatened condemnation, eminent domain or administrative Actions affecting any Company Owned Property or any portion thereof, except as would not reasonably be expected to have a Company Material Adverse Effect.

(ii) Section 3.1(n)(ii)(a) of the Company Disclosure Schedule sets forth a list of all real property leased or subleased, as tenant or subtenant, by the Company or any of its Subsidiaries (the “Company Leased Properties”). The Company Leased Properties set forth in Section 3.1(n)(ii)(b) of the Company Disclosure Schedule consist of material Company Leased Real Property and other Company Leased Real Property having annual lease payment obligations in excess of $1,000,000 (collectively, the “Material Leased Properties”). Except as set forth in Section 3.1(n)(ii)(c) of the Company Disclosure Schedule, the Company and each of its Subsidiaries, as the case may be, has a valid leasehold interest in each Material Leased Property, free and clear of all Liens, other than Permitted Liens, except as would not reasonably be expected to have a Company Material Adverse Effect. All leases related to any Material Leased Property are in full force and effect and are enforceable in accordance with their respective terms, subject to the Bankruptcy and Equity Exception, except as would not reasonably be expected to have a Company Material Adverse Effect. The Company has not received any written notice of a default under the leases related to the Material Leased Properties, and to the Knowledge of the Company, the landlords under such leases relating to the Material Leased Properties are not in default, except as would not reasonably be expected to have a Company Material Adverse Effect.

(o) Intellectual Property.

(i) For purposes of this Agreement:

(A) “Company IP” means all of the Owned Intellectual Property and Licensed Intellectual Property, including the Intellectual Property set forth in Section 3.1(o)(ii) of the Company Disclosure Schedule.

(B) “Intellectual Property” means all of the following, and all rights arising from or in respect of the following under the Laws of the United States or any foreign jurisdiction: (i) patents issued and patent applications filed in any jurisdiction, including all provisionals, divisionals, continuations, continuations-in-part, reissues, extensions, reexaminations and the equivalents of any of the foregoing, and any patents issuing thereon, in any jurisdiction (collectively, “Patents”); (ii) trademarks, service marks, certification marks, trade dress, trade styles, brand names, logos and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application (collectively, “Marks”); (iii) copyrights, whether registered or published or not, and registrations or applications for registration of copyrights in any jurisdiction, and any reversions, renewals or extensions thereof (collectively, “Copyrights”); (iv) trade secrets, including trade secret rights in know-how, manufacturing processes, formulae, software, standard operating procedures, quality control information and research results (collectively, “Trade Secrets”); (v) database rights, design rights, and industrial property rights; (vi) domain names; and (vii) all other intellectual property or industrial property rights.

(C) “Licensed Intellectual Property” means all Intellectual Property owned by a third party and licensed or sublicensed to the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.

(D) “Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

(E) “Personal Information” means, in addition to any definition provided by the Company or any of its Subsidiaries for any similar term (e.g., “personally identifiable information” or “PII”) in the Company’s or any of its Subsidiaries’ privacy policies or other public-facing statements, all information regarding or capable of being associated with an individual person or device.

(F) “Privacy Laws” means, any Laws, legal requirements, and self-regulatory guidelines and principles governing the receipt, collection, compilation, use, storage, processing, transmission, sharing, safeguarding, security, disposal, destruction, disclosure or transfer (including cross-border transfers) of Personal Information.

(ii) Section 3.1(o)(ii) of the Company Disclosure Schedule sets forth a true, complete and correct list of all currently-active governmental issuances, registrations and applications for issuance or registration of all Patents, Marks, Copyrights and U.S. domain names owned by the Company or any of its Subsidiaries, including the (A) owner of record for each such item, (B) status of each such item, (C) jurisdictions in which each such item has been issued or registered or in which any such application for such issuance and registration has been filed, as applicable, (D) registration or application number, as applicable, and (E) registration and application date, as applicable.

(iii) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and/or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to the Owned Intellectual Property, and has a valid license to use the Licensed Intellectual Property as the same is presently used in the Company’s and its Subsidiaries’ respective businesses, in each case free and clear of Liens other than Permitted Liens. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company Intellectual Property includes all of the Intellectual Property necessary and sufficient to enable the Company and its Subsidiaries to conduct their respective businesses as they are now being conducted. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the conduct and operation of the Company and its Subsidiaries as presently conducted, and since July 1, 2015, as has been conducted, have not infringed, misappropriated, or otherwise violated and do not infringe, misappropriate or otherwise violate any Intellectual Property of any Person. Except as would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, no Person has, since July 1, 2015, infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Owned Intellectual Property. Neither the Company nor any of its Subsidiaries is a party to or the subject of any pending or, to the Knowledge of the Company, threatened Action that involves a claim against the Company or any of its Subsidiaries (A) of infringement, misappropriation or other violation of any Intellectual Property of any Person, or (B) challenging the ownership, use, validity or enforceability of any Owned Intellectual Property or contesting the right of the Company or any of its Subsidiaries to use, license, transfer or dispose of any Owned Intellectual Property, in each case, which is or if concluded adversely to the Company or any of its Subsidiaries, would reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company has not received written notice of any such threatened material claim of infringement, misappropriation, or other violation of any Intellectual Property of any Person, or challenging the ownership, use, validity or enforceability of any Owned Intellectual Property. Except as would not reasonably be expected to have a Company Material Adverse Effect, the use of any Licensed Intellectual Property by the Company and its Subsidiaries is in accordance with any applicable license pursuant to which the Company or any Subsidiary acquired the right to use such Licensed Intellectual Property.

(iv) Except as would not reasonably be expected to have a Company Material Adverse Effect, all issued and unexpired Patents, actively registered Marks and registered and unexpired Copyrights included in the Company IP (the “Registered IP”) are subsisting and, to the Knowledge of the Company, valid, enforceable and in full force and effect.

(v) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are taking, and since July 1, 2015 have taken, security measures to protect the secrecy, confidentiality and value of all material Trade Secrets included in the Company Intellectual Property, which measures are reasonable in the industry in which the Company and its Subsidiaries operate. Except as would not reasonably be expected to have a Company Material Adverse Effect, no Trade Secret material to the Company or any of its Subsidiaries as their businesses are presently conducted, has been authorized to be disclosed or has been actually disclosed by the Company or its Subsidiaries to any former or current employee or any third Person other than pursuant to a non-disclosure agreement restricting the disclosure and use of such Trade Secret.

(vi) Except as would not reasonably be expected to have a Company Material Adverse Effect, (A) the computers, computer software, servers, workstations, routers and other information technology equipment owned by the Company or its Subsidiaries (excluding any public networks) (collectively, the “IT Assets”) operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted, and (B) to the Knowledge of the Company, no Person has gained unauthorized access to the IT Assets. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company or one of its Subsidiaries owns or has a valid right to access and use all IT Assets and to the Knowledge of the Company, no IT Asset contains any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that materially disrupt or could reasonably be expected to enable or assist any Person to access without authorization any IT Asset.

(vii) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are and since July 1, 2015 have been, in compliance with all publicly posted privacy policies and any applicable Privacy Laws and contractual obligations that the Company or any of its Subsidiaries has entered into with respect to Personal Information. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have ensured that all Persons whose Personal Information is collected by or on behalf of the Company or its Subsidiaries have been provided accurate and complete disclosure regarding the collection, use, disclosure, transfer, sharing, retention, destruction, disposal of, or other processing of their Personal Information, including providing any type of notice and obtaining any type of consent required by applicable Laws. Except as would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, there have been no data breaches or unauthorized access to, use of, modification of, disclosure of, or other misuse of any such Personal Information.

(p) Insurance, Claims and Warranties.

(i) The Company has made available to Parent and Section 3.1(p)(i) of the Company Disclosure Schedule sets forth a true, correct and complete list of all material insurance policies maintained by the Company or any of its Subsidiaries and fidelity bonds covering the assets, business, equipment, properties, operations, directors, officers and employees of the Company and its Subsidiaries (the “Policies”). The Policies (A) have been issued by insurers that, to the Knowledge of the Company, are reputable and financially sound, and (B) are in full force and effect and all premiums thereon have been timely paid or, if not yet due, accrued. The Company and its Subsidiaries maintain insurance coverage customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance), and the Company and/or its Subsidiaries are in compliance with the terms of such Policies, including the payment of all premiums due with respect to all such Policies, except as would not reasonably be expected to have a Company Material Adverse Effect. With respect to each of the legal proceedings set forth in the Company SEC Documents, no such insurer has informed the Company or any of its Subsidiaries of any denial of coverage, except for such denials that would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries have not received any written notice of cancellation of any of the Policies, except for such cancellations as would not reasonably be expected to have a Company Material Adverse Effect. All appropriate insurers under the insurance policies have been timely notified of all pending litigation and other potentially insurable losses that the Company has Knowledge of, and all reasonably appropriate actions have been taken to timely file all claims in respect of such insurable matters, except as would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the Policies, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect.

(ii) Section 3.1(p)(ii) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true, correct and complete list and summary description of all material claims, duties, responsibilities, liabilities or obligations arising since January 1, 2016, from, or alleged to arise from, any injury to any Person (including current and former employees) or property as a result of the manufacture, sale, ownership, possession or use of any product of the Company or any of its Subsidiaries or the operation of any assets of the Company or any of its Subsidiaries except as would not reasonably be expected to have a Company Material Adverse Effect. All such existing claims are or will be covered by general liability, automobile liability and workers’ compensation insurance such that any such claim would not reasonably be expected to have a Company Material Adverse Effect.

(q) Quality and Safety of Products. Since July 1, 2015, the Company has not received any written notice in connection with any product produced, sold or distributed by or on behalf of the Company or any of its Subsidiaries of any claim or allegation against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries been a party or subject to any Proceeding pending against, or, to the Company’s Knowledge, any Proceeding threatened against, the Company or any of its Subsidiaries as a result of manufacturing, storage, quality, packaging, marketing, advertising or labeling of any product produced, sold or distributed by or on behalf of the Company or any of its Subsidiaries, except, in each case, as would not reasonably be expected be material to the Company and its Subsidiaries, taken as a whole. Except as set forth in Section 3.1(q) of the Company Disclosure Schedule, since January 3, 2016, (i) there have been no recalls of any product of the Company or any of its Subsidiaries, whether ordered by a Governmental Authority or undertaken voluntarily by the Company or any of its Subsidiaries and (ii) none of the products of the Company or any of its Subsidiaries have been adulterated, misbranded, mispackaged, mismarketed, misadvertised or mislabeled in violation of applicable Governmental Authorization or Law (collectively, “Food Safety Laws”), except, in each case, as would not reasonably be expected be material to the Company and its Subsidiaries, taken as a whole.

(r) Opinion of Financial Advisor. The Company Board has received the oral opinion (to be followed by a written opinion) of its financial advisor, Goldman Sachs & Co. LLC, dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth in the written opinion, the Per Share Merger Consideration to be paid to the holders (other than Parent and its affiliates) of the shares of Company Common Stock is fair from a financial point of view to the holders (other than Parent and its affiliates) of such shares (the “Fairness Opinion”). The Company has been authorized by Goldman Sachs & Co. LLC to permit the inclusion of the Fairness Opinion and references thereto in the Company Proxy Statement, subject to obtaining the prior written consent of Goldman Sachs & Co. LLC.

(s) Brokers and Other Advisors. Except for Goldman Sachs & Co. LLC and Deutsche Bank Securities Inc., the fees and expenses of which shall be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore delivered to Parent a correct and complete copies of the Company’s engagement letters with each of Goldman Sachs & Co. LLC and Deutsche Bank Securities Inc., which letters describe all fees payable to Goldman Sachs & Co. LLC and Deutsche Bank Securities Inc. in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of Goldman Sachs & Co. LLC (the “Engagement Letters”).

(t) Related Party Transactions. Since July 1, 2015, there have been no transactions, agreements, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and any director, officer or other Affiliate of the Company or any of its Subsidiaries, or any entity in which any such Person has a direct or indirect material interest (collectively, the “Company Affiliates”), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K (except for amounts due as normal salaries and bonuses and in reimbursement of expenses in the ordinary course of business) and has not been disclosed in the Company SEC Documents.

(u) Anti-Corruption. Except as would not reasonably be expected to have a Company Material Adverse Effect, none of the Company or, to the Knowledge of the Company, any of its Subsidiaries or any of their respective directors, officers, employees or agents, has, since July 1, 2015, given or promised to give any loan, gift, donation, payment, or other thing of value, whether in cash or in kind, to or for the benefit of any Governmental Authority, political party or official thereof, candidate for political office or public international organization or officer or employee thereof in material violation of any applicable Law (including the U.S. Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”) and the U.K. Bribery Act 2010 (the “U.K. Bribery Act”)), and there are no pending internal investigations, no pending Actions, and, to the Knowledge of the Company, no threatened Actions, in each case, regarding any of the foregoing in this Section 3.1(u). Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company, its Subsidiaries and/or their officers, directors, employees and agents are in compliance with and, since July 1, 2015, have complied with: (A) the provisions of the Foreign Corrupt Practices Act and the U.K. Bribery Act, and (B) anti-corruption Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving the Company. Except as would not reasonably be expected to have a Company Material Adverse Effect, since July 1, 2015, the Company, its Subsidiaries and/or their respective officers, directors, employees and agents have not paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage in each case in violation of the Foreign Corrupt Practices Act, the U.K. Bribery Act and any laws described in clause (B).

(v) Takeover Statutes; No Rights Plan; Appraisal Rights. The Company is not subject to the prohibition on certain business combinations set forth in Article 9 or Article 9A of the NCBCA and, to the Company’s Knowledge, any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” Law (any such Laws, a “Takeover Statute”). There is no shareholder rights plan, “poison pill”, antitakeover plan or other similar agreement or plan in effect to which the Company is a party or is otherwise bound.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 3.1, NO REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IS MADE OR SHALL BE DEEMED TO HAVE BEEN MADE BY OR ON BEHALF OF THE COMPANY TO THE BUYER PARTIES, THEIR AFFILIATES OR REPRESENTATIVES.

Section 3.2. Representations and Warranties of the Buyer Parties. Parent and Merger Sub jointly and severally represent and warrant to the Company:

(a) Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary.

(b) Authority; Noncontravention.

(i) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective boards of directors (and prior to the Effective Time, Parent will cause the sole shareholder of Merger Sub to approve this Agreement and the Merger) and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(ii) The board of directors of Parent (the “Parent Board”), at a meeting duly called and held at which all of the directors of the Parent Board were present in person or by telephone, in compliance with the certificate of incorporation or the articles of incorporation, as the case may be, or bylaws (or comparable organizational documents) of Parent, duly and adopted resolutions (A) adopting and approving this Agreement and approving the Transactions and (B) taking all corporate action required to be taken by the Parent Board to authorize and approve the consummation of the Transactions, and none of the aforesaid actions by the Parent Board has been amended, rescinded or modified as of the date hereof. No further corporate action is required by the Parent Board in order for Parent to approve this Agreement or the Transactions, including the Merger.

(iii) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (A) conflict with or violate any provision of the certificate of incorporation or the articles of incorporation, as the case may be, or bylaws (or comparable organizational documents) of Parent or Merger Sub or (B) assuming that the authorizations, consents and approvals referred to in Section 3.2(c) and the filings referred to in Section 3.2(c) are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or Merger Sub or any of their respective properties or assets or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien other than Permitted Liens upon any of the respective properties or assets of, Parent or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (B), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to perform their respective obligations under this Agreement or consummate the Transactions (a “Parent Material Adverse Effect”).

(c) Governmental Approvals. Except for (i) filings required under, and compliance with other applicable requirements of, the Exchange Act and the New York Stock Exchange and other applicable stock exchanges, and filings under state securities or “blue sky” laws or foreign securities Laws, (ii) the filing of the Articles of Merger with the Secretary of State of the State of North Carolina, and (iii) filings required under, and compliance with other applicable requirements of, the HSR Act and any other Antitrust Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions.

(d) Information Supplied. The information supplied in writing by Parent for inclusion in the Company Proxy Statement will not, at the time the Company Proxy Statement and any amendments or supplements thereto is first mailed to the shareholders of the Company and at the time of the Company Shareholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e) Ownership and Operations of Merger Sub. Parent, directly or indirectly, owns beneficially all of the outstanding shares of Merger Sub Common Stock. Merger Sub was formed solely for the purpose of engaging in the Merger, has engaged in no other business activities and has conducted its operations only as contemplated hereby. The authorized shares of Merger Sub Common Stock consist of 100 shares, all of which are validly issued and outstanding. All of the issued and outstanding shares of Merger Sub are directly or indirectly owned by Parent, free and clear of any Liens other than Liens imposed under any federal or state securities Laws.

(f) Financing. The Financing, when funded in accordance with the Commitment Letter, together with other financial resources of Parent, including cash on hand of Parent, will be sufficient for the satisfaction of all of Parent’s obligations under this Agreement including, to pay the aggregate consideration payable by Parent on the Closing Date pursuant to Article II, to refinance any indebtedness required to be refinanced in connection with the Merger and to pay all costs, fees and expenses required to be borne by Parent and its Affiliates in connection with this Agreement on the Closing Date. Parent has delivered to the Company true, complete and correct fully executed copies of (i) the commitment letter, dated as of the date hereof, among Credit Suisse Securities (USA) LLC and Credit Suisse AG, Cayman Islands Branch (collectively, the “Commitment Parties”) and Parent (the “Commitment Letter”) and (ii) the fee letter, dated as of the date hereof, among the Commitment Parties and Parent (as redacted to remove the fee amounts, alternate transaction fee provisions, pricing caps, the rates and amounts included in the “market flex” that could not adversely affect the availability of or impose any additional conditions on the availability of the Financing, or the conditionality, enforceability or termination of the Financing (as defined below), the “Redacted Fee Letter”), in each case, including all exhibits, schedules, annexes and amendments to such letters in effect as of the date of this Agreement (collectively, the “Debt Letters”), pursuant to which and subject to the terms and conditions thereof each of the parties thereto (other than Parent) have severally committed to lend the amounts set forth therein to Parent (the provision of such funds as set forth therein, the “Financing”) for the purposes set forth in such Debt Letters. The Debt Letters have not been amended, restated or otherwise modified or waived prior to the execution and delivery of this Agreement (provided, that the existence or exercise of “market flex” provisions contained in the Redacted Fee Letter shall not be deemed to constitute a modification or amendment of the Commitment Letter), and the respective commitments contained in the Debt Letters, to the Knowledge of Parent, have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect prior to the execution and delivery of this Agreement. As of the date of this Agreement, the Debt Letters are in full force and effect and constitute the legal, valid and binding obligation of each of Parent and, to the Knowledge of Parent, the other parties thereto, subject, in each case, to the Bankruptcy and Equity Exception. As of the date of this Agreement, there are no conditions precedent or contingencies related to the funding of the full amount of the Financing pursuant to the Debt Letters, other than as expressly set forth in the Debt Letters and, after the date of this Agreement, such other conditions and contingencies with respect to the Financing permitted pursuant to Section 4.19. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would reasonably constitute a breach or default on the part of Parent under the Debt Letters or, to the Knowledge of Parent, any other party to the Debt Letters (assuming the accuracy of the Acquisition Representations (as defined in the Debt Letter in effect on the date hereof) and undertakings under this Agreement for such purpose). As of the date of this Agreement there are no or side letters or other agreements, Contracts or arrangements related to the funding of the full amount of the Financing other than as expressly set forth in the Debt Letters. Parent has fully paid all commitment fees or other fees required to be paid on or prior to the date of this Agreement in connection with the Financing.

(g) Legal Proceedings. There is no pending or, to the Knowledge of Parent, threatened legal, administrative, arbitral or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, Parent or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries by or before any Governmental Authority, in each case that has had or would reasonably be expected to have a Parent Material Adverse Effect.

(h) Brokers and Finders. Except for Credit Suisse Securities (USA) LLC and Rothschild Inc., none of the Buyer Parties or any of their Affiliates or any officers, directors or employees thereof has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions.

(i) Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by the Buyer Parties and their Affiliates and Representatives, the Buyer Parties and their Affiliates and Representatives have received and may continue to receive after the date hereof from the Company and its Affiliates and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company, its Subsidiaries, and their respective businesses and operations. The Buyer Parties hereby acknowledge and agree that (i) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which the Buyer Parties are familiar, (ii) the Buyer Parties are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), (iii) except for the specific representations and warranties of the Company contained in this Agreement (including any that are subject to the Company Disclosure Schedule and the Company SEC Documents), the Buyer Parties have not relied upon the accuracy or completeness of any representation or warranty, either express or implied, with respect to the Company or any of its Affiliates or their business, operations, technology, assets, liabilities, results of operations, financial condition, prospects, projections, budgets, estimates or operational metrics, or as to the accuracy or completeness of any of the information provided to the Buyer Parties, or any of their respective Affiliates or any of their respective Representatives by the Company, its Affiliates or any of its or their respective Representatives and (iv) the Buyer Parties will have no claim against the Company or any of its Affiliates or Representatives, or any other Person, with respect thereto.

(j) No Other Parent Representations or Warranties. Except for the representations and warranties expressly set forth in this Article III, none of Parent or its Subsidiaries or Affiliates, nor any other Person on behalf of any of them makes or has made any express or implied representation or warranty with respect to, or on behalf of, Parent, its Subsidiaries or Affiliates or their respective businesses or with respect to any other information provided or made available to the Company or its Representatives in connection with the Merger or the other Transactions, including the accuracy or completeness thereof, and each of Parent, its Subsidiaries and Affiliates hereby disclaims any such representation or warranty whether by Parent, its Subsidiaries or Affiliates or any other Person on behalf of any of them.

ARTICLE IV

ADDITIONAL COVENANTS AND AGREEMENTS

Section 4.1. Preparation of the Company Proxy Statement; Company Shareholders’ Meeting.

(a) The Company shall, as promptly as practicable after the date of this Agreement (and in any event within thirty (30) days of the date of this Agreement), prepare and file the Company Proxy Statement with the SEC. The Company, acting through the Company Board, shall in accordance with applicable Law, the Company Charter Documents and the NASDAQ Stock Market Rules: (i) duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable following clearance with the SEC of the Company Proxy Statement for the purpose of securing the Company Shareholder Approval (such meeting, and any postponement or adjournment thereof, the “Company Shareholders’ Meeting”); (ii) except to the extent that the Company Board has effected or effects a Change of Recommendation in accordance with the terms of Section 4.2(d), include in the Company Proxy Statement the Merger Recommendation and the Fairness Opinion; and (iii) use its reasonable best efforts to solicit from holders of shares of Company Common Stock proxies in favor of the adoption of this Agreement and the Merger, and take all actions reasonably necessary, proper or advisable to secure, at the Company Shareholders’ Meeting, the Company Shareholder Approval. The Buyer Parties shall as promptly as reasonably practicable furnish to the Company any and all information relating to the Buyer Parties that is required or reasonably requested by the Company to be included in the Company Proxy Statement, including any information required by the Exchange Act and the rules and regulations thereunder. The Company shall permit Parent and its counsel a reasonable opportunity to review the Company Proxy Statement and any exhibits, amendments or supplements thereto and shall consider in good faith all of Parent’s comments or suggestions prior to filing the Company Proxy Statement or any exhibits, amendment or supplement thereto or any response letters to any comments from the SEC, including any comment letters from the SEC. The Company shall promptly notify Parent of the receipt of all comments from the SEC with respect to the Company Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional material information and shall promptly provide to Parent copies of all written correspondence between the Company and/or any of its Representatives and the SEC with respect to the Company Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Company Proxy Statement from the SEC. The Company shall cause the definitive Company Proxy Statement to be mailed to its shareholders as promptly as practicable after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Company Proxy Statement.

(b) The Company agrees that as of the date of mailing to shareholders of the Company and at the time of the Company Shareholders’ Meeting, (i) the Company Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by the Company or any of its Subsidiaries for inclusion in the Company Proxy Statement (which shall be deemed to be all information set forth in the Company Proxy Statement, except for information provided by the Buyer Parties for inclusion in the Company Proxy Statement), will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Buyer Parties agree that none of the information supplied by either of them or any of their Affiliates for inclusion in (A) the Company Proxy Statement at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and, to the Knowledge of the Buyer Parties, at the time such shareholders vote on adoption of this Agreement and the Merger, and (B) any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing with the SEC of such Company Disclosure Document or any supplement or amendment thereto, and, at the time of any distribution or dissemination thereof to the Company’s shareholders, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger

Sub and the Company agree to correct as soon as reasonably practicable any information provided by it for use in the Company Proxy Statement which, to such Party’s Knowledge shall have become false or misleading. If at any time prior to the Effective Time, any information should be discovered by any party which should be set forth in an amendment or supplement to the Company Proxy Statement so that the Company Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the shareholders of the Company.

(c) Notwithstanding anything herein to the contrary, the Company shall not postpone, recess or adjourn the Company Shareholders’ Meeting except (i) to the extent required by applicable Law, including by the fiduciary duties of the Company Board, (ii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the Company Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Company Shareholders’ Meeting, or (iii) if as of the time for which the Company Shareholders’ Meeting is originally scheduled (as set forth in the Company Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) in order to establish a quorum or to obtain the Company Shareholder Approval; provided, in the cases of clauses (ii) and (iii), that the date of the Company Shareholders Meeting is not postponed or adjourned more than an aggregate of thirty (30) days.

(d) Notwithstanding any change of Merger Recommendation made pursuant to Section 4.3(d) of this Agreement, the Company shall nonetheless submit this Agreement to the Company’s shareholders for adoption at the Company Shareholders Meeting unless this Agreement is terminated in accordance with Article VI prior to the Company Shareholders Meeting. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by Law to be voted on by the Company’s shareholders in connection with the approval of this Agreement and the transactions contemplated hereby) that the Company shall propose to be acted on by the Company’s shareholders at the Company Shareholders Meeting.

Section 4.2. Conduct of Business. Except as (a) permitted by this Agreement, (b) required by applicable Law or (c) set forth in Section 4.2 of the Company Disclosure Schedule, during the period from the date of this Agreement until the earlier of termination of this Agreement in accordance with Article VI and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice in all material respects, (ii) comply in all material respects with all applicable Laws and the requirements of all Material Contracts, (iii) use commercially reasonable efforts consistent with past practice to maintain and preserve intact its and its Subsidiaries’ business organization, maintain in effect all Governmental Authorizations, preserve its present relationships with its lenders and customers, suppliers, distributors and others having business relationships with it and retain the services of its present officers and key employees, in each case, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time, and (iv) use commercially reasonable efforts consistent with past practice to keep in full force and effect all material insurance policies maintained by the Company and its Subsidiaries, other than changes to such policies made in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as (A) permitted by this Agreement, (B) required by applicable Law or (C) set forth in Section 4.2 of the Company Disclosure Schedule (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections such action shall be expressly permitted under the first sentence of this Section 4.2), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent ((x) which consent is to be deemed given if Parent does not notify the Company in writing that it is not providing such consent with respect to such matter within seven (7) Business Days after the Company has requested such consent and (y) which consent shall not be unreasonably withheld, conditioned or delayed):

(a) (i) issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its or its Subsidiaries’ capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, provided that (A) the Company may issue shares of Company Common Stock upon the exercise of Options, or upon the exercise or vesting of any other Equity Based Awards, or rights under the ASPP, in each case granted under the Company Equity Plans (or the ASPP) that are in effect on the date of this Agreement and in accordance with the terms thereof, (B) a wholly owned Subsidiary of the Company may issue shares of its capital stock to the Company or to another wholly owned Subsidiary of the Company; (ii) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests; (iii) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its shareholders in their capacity as such ((x) other than dividends by a direct or indirect wholly owned Subsidiary of the Company to the Company or to any other direct or indirect wholly owned Subsidiary of the Company or (y) regular quarterly dividends (not to exceed $0.16 per share per quarter) to shareholders of the Company by the Company); (iv) split, combine, subdivide or reclassify any shares of its capital stock; or (v) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Company Equity Plans or any agreement evidencing any outstanding share option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract;

(b) incur or assume any indebtedness for borrowed money or guarantee any indebtedness (or enter into a “keep well” or similar agreement) of another Person (other than a wholly owned Subsidiary of the Company) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its

Subsidiaries, other than (i) borrowings by the Company in the ordinary course of business in amounts not in excess of $10,000,000 in the aggregate, (ii) borrowings in the ordinary course of business under letters of credit, lines of credit or other credit facilities or arrangements in effect on the date hereof, and (iii) borrowings from the Company by a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

(c) sell, transfer, lease, sublease, exclusively license, pledge, mortgage, encumber or otherwise dispose of or subject to any Lien other than Permitted Liens (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including securities of Subsidiaries), that are material to the Company and its Subsidiaries, taken as a whole, to any Person except (i) in the ordinary course of business consistent with past practice, (ii) pursuant to Contracts in force on the date of this Agreement and listed in Section 4.2(c) of the Company Disclosure Schedule, a true, correct and complete copy of which has been provided to Parent, (iii) sales or dispositions by the Company or any of its wholly owned Subsidiaries to the Company or any of its wholly owned Subsidiaries, (iv) sales or dispositions not exceeding $5,000,000 in the aggregate, provided, that the sale or disposition of any brand owned by the Company shall not be deemed ordinary course of business, or (v) dispositions of obsolete or worthless assets;

(d) make any capital expenditure or expenditures that (i) involves the purchase of real property or (ii) is in excess of $1,000,000, individually, or $5,000,000, in the aggregate, except for any such capital expenditure set forth in Section 4.2(d) of the Company Disclosure Schedule;

(e) directly or indirectly acquire (i) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person or, (ii) any assets, rights or properties from any other Person, in each case, other than (A) purchases of goods, equipment, products, licenses of Intellectual Property and other assets in the ordinary course of business or pursuant to existing Contracts, or (B) acquisitions not exceeding $1,000,000 individually, or $5,000,000, in the aggregate;

(f) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $5,000,000;

(g) except in the ordinary course of business or as otherwise permitted by this Section 4.2, (i) enter into, terminate, amend or modify any Material Contract (other than extensions at the end of term thereof in accordance with the terms thereof), or waive, release or assign any material rights, claims or benefits under any Material Contract and (ii) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement unless, with respect to either subsection (i) or (ii) hereof, such Contract is on terms substantially consistent with, or on terms more favorable to the Company and/or its Subsidiaries than a Contract it is replacing;

(h) except in the ordinary course of business or as otherwise permitted by this Section 4.2, (i) enter into or extend the term or scope of any Contract that purports to restrict or limit the Company, or any existing or future Subsidiary or Affiliate of the Company form engaging in any line of business or in any geographic area, (ii) amend or modify the Engagement Letters, (iii) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions, or (iv) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement;

(i) sell, license, sublicense, covenant not to sue, assign, transfer, abandon, allow to lapse, otherwise dispose of or grant any rights in any Owned Intellectual Property (other than non-exclusive licenses granted to third Persons in the ordinary course of business consistent with past practice or with respect to immaterial or obsolete Owned Intellectual Property) or disclose any material Trade Secrets or confidential information of the Company or any of its Subsidiaries to any other Person, other than in the ordinary course of business or pursuant to the terms of this Agreement to a Person bound by reasonable confidentiality obligations;

(j) (i) increase in any manner the compensation, including the payment of any bonus or award or granting of any loan, of any of its directors, officers, employees or individual service provider, (ii) enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, share option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement, including any Company Plan, with, for or in respect of, any director, officer, other employee, consultant, independent contractor or Affiliate, or (iii) except as specifically contemplated by this Agreement, accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Company Plan, in each case, other than as required pursuant to applicable Law or any existing agreement, Company Plan or arrangement as at the date hereof; provided, however, that nothing in this Section 4.2(j) shall prohibit the Company from taking any actions described in Section 4.2(j) of the Company Disclosure Schedule;

(k) make or change any material Tax election, except to the extent consistent with past practice, amend any material Tax Return, or file any claims for material amounts of Tax refunds, enter into any material closing agreement within the meaning of Section 7121 of the Code, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any Taxes that would be material to the Company and its Subsidiaries taken as a whole, settle any material Tax claim or surrender any right to claim a refund, offset or other reduction of material Taxes, or request any material tax ruling;

(l) make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(m) amend the Company Charter Documents or the Subsidiary Documents;

(n) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of the Company or between any wholly owned Subsidiary of the Company and the Company);

(o) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), in each case for an amount in excess of $1,000,000 individually or $5,000,000 in the aggregate, other than the payment, discharge, settlement or satisfaction in accordance with their terms of liabilities, claims or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents;

(p) settle or compromise for an amount in excess of $1,000,000 individually or $5,000,000 in the aggregate any litigation, proceeding or investigation, other than settlements or compromises to the extent reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company for an amount not in excess of the amount so reflected or reserved; provided that, the payment, discharge, settlement or satisfaction of any such litigation, proceeding or investigation does not include any material obligation (other than the payment of money) to be performed by the Company or any of its Subsidiaries (this covenant being in addition to the Company’s agreement set forth in Section 4.9 hereof);

(q) take any action to increase the vote required for the Company Shareholder Approval;

(r) (i) enter into any new line of business other than any line of business that is reasonably ancillary to and a reasonably foreseeable extension of any line of business as of the date of this Agreement, or (ii) start to conduct a line of business of the Company or any of its Subsidiaries in any geographic area where it is not conducted as of the date of this Agreement, other than starting to conduct a line of business of the Company or any of its Subsidiaries in geographic areas that are reasonable extensions to geographic areas where such business line is conducted as of the date of this Agreement;

(s) hire any new officer, employee, consultant or individual service provider (provided that (i) the Company shall be permitted to hire employees, consultants or other individual service providers with an aggregate annual base compensation and target incentive opportunity below $250,000 in the ordinary course of business consistent with past practice to fill positions that are open as of the date hereof or that become open following the date hereof to the extent reasonably necessary as determined by the Company in its sole discretion, and (ii) the Company shall be permitted to hire any new officer, employee, consultant or individual service provider to fill any position listed in Section 4.2(s) of the Company Disclosure Schedule); or

(t) authorize, commit or agree, in writing or otherwise, to take any of the foregoing actions.

Nothing contained in this Agreement is intended to give any Buyer Party, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 4.3. No Solicitation by the Company; Etc.

(a) No Solicitation or Negotiation. Except as expressly permitted by this Section 4.3 (including Section 4.3(b)), the Company shall, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, underwriters, attorneys, accountants, agents and other representatives (the “Representatives”) to, immediately cease any discussions or negotiations with any Person conducted heretofore with respect to an Acquisition Proposal or proposal that would reasonably be expected to lead to an Acquisition Proposal, promptly terminate access to any physical or electronic data room relating to the Company for any such Acquisition Proposal and request each Persons that has, prior to the date hereof, executed a confidentiality agreement with the Company in connection with its consideration of an Acquisition Proposal, the prompt return or destruction, in accordance with the terms of such confidentiality agreement, of any confidential information provided to such Person in connection with an Acquisition Proposal. Except as expressly permitted by this Section 4.3(a) or Section 4.3(b), the Company shall not, and shall cause its Subsidiaries and their respective Representatives not to, directly or indirectly (i) solicit, initiate, cause, induce, facilitate or encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to the making, submission or announcement of any such Acquisition Proposal or otherwise knowingly cooperate with or knowingly assist the making, submission or announcement of any such Acquisition Proposal, (ii) participate in any discussions or negotiations with any Person regarding any such Acquisition Proposal, (iii) disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any Person that is seeking to make, or has made, any such Acquisition Proposal, or (iv) enter into any merger or other agreement, agreement in principle, letter of intent, term sheet, joint venture agreement, partnership agreement or other similar instrument in each case providing for or contemplating any such Acquisition Proposal (other than an Acceptable Confidentiality Agreement).

(b) Conduct Following the Date Hereof. Notwithstanding anything in this Agreement to the contrary, at any time following the date of this Agreement and prior to the time, but not after, the Company Shareholder Approval is obtained, if the Company receives a bona fide, written Acquisition Proposal, which shall not have been solicited in violation of Section 4.3(a), from any Person or group of Persons, subject to compliance with this Section 4.3(b), (i) the Company and its Representatives may contact such Person or group of Persons solely to clarify the terms and conditions thereof, (ii) the Company and its Representatives may provide non-public information and data concerning the Company and its Subsidiaries to such Person or group of Persons and their Representatives, their Affiliates and their prospective equity and debt financing sources if the Company receives from such Person an Acceptable Confidentiality Agreement; provided, that the Company shall promptly make available to Parent any non-public information concerning the Company or its Subsidiaries that the Company made available to any Person or group of Persons and their Representatives, their Affiliates and prospective equity and debt financing sources if such information was not previously made available to the Buyer Parties, (iii) the Company and its Representatives may engage or participate in any discussions or negotiations with such Person or group of Persons if and only to the extent that, (A) prior to taking any action described in clause (ii) or (iii) above, the Company Board, or a committee thereof, determines in good faith (after consultation with its outside legal counsel) that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, and (B) in each such case referred to in clause (ii) or (iii) above, the Company Board, or a committee thereof, has determined in good faith (after consultation with its outside legal counsel and financial advisor) that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal, and (iv) prior to engaging or participating in any such discussions or negotiations with or furnishing any information to, such Person, the Company gives Parent written notice in accordance with Section 4.3(f).

(c) Definitions. For purposes of this Agreement:

(i) “Acceptable Confidentiality Agreement” means any confidentiality agreement that (a) contains provisions that are at least as restrictive in all material respects as those contained in the Confidentiality Agreement, provided, that such confidentiality agreement need not contain any standstill provision, (b) does not prohibit the Company from complying with the provisions of Section 4.3 and (c) does not include any provision calling for an exclusive right to negotiate with the Company, prior to the termination of this Agreement.

(ii) “Acquisition Proposal” means any inquiry, proposal, indication of interest, or offer (whether in writing or otherwise) with respect to (A) a merger, consolidation, business combination, asset purchase, recapitalization, joint venture, partnership, spin-off, extraordinary dividend, or similar transaction with any Person or group of Persons, other than Parent and its Subsidiaries, that involves any of the Company or any of its Subsidiaries or (B) any direct or indirect acquisition (whether by tender offer, share purchase, share exchange or other manner) by any Person or group of Persons, other than Parent and its Subsidiaries, which, in each case of (A) and (B), if consummated would result in any Person or group of Persons, other than Parent and its Subsidiaries, becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, equity securities of the Company or any of its respective Subsidiaries representing more than twenty percent (20%) of all outstanding equity securities of the Company (by vote or value), or more than twenty percent (20%) of the consolidated total assets (including, equity securities of its Subsidiaries) of the Company and its Subsidiaries, taken as a whole, in each case other than the transactions contemplated by this Agreement.

(iii) “Confidentiality Agreement” means that certain agreement, dated October 25, 2017, by and between the Company and Parent.

(iv) “Intervening Event” means an Event that was not known to, or reasonably foreseeable by, the Company Board, or a committee thereof, prior to the execution of this Agreement (or if known, the consequences of which were not known or reasonably expected to occur), which Event becomes known to or reasonably foreseeable by (or the consequences of which become known to, or reasonably expected to occur by) the Company Board, or a committee thereof, after the execution of this Agreement by the Company and prior to the time the Company Shareholder Approval is obtained; provided, however, that in no event shall

(A) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event or (B) (1) solely any changes in the market price or trading volume of the Company or (2) solely the Company meeting, failing to meet or exceeding published or unpublished revenue or earnings projections, in each case in and of itself constitute an Intervening Event (it being understood that with respect to clause (B) the facts or occurrences giving rise or contributing to such change or event may be taken into account when determining an Intervening Event to the extent otherwise satisfying this definition).

(v) “Superior Proposal” means any bona fide, written Acquisition Proposal, which shall not have been solicited in violation of Section 4.3(a), (provided, that for purpose of this definition, the percentages in the definition of Acquisition Proposal shall be fifty percent (50%) rather than twenty percent (20%) made by a third party that did not result from a material breach of this Section 4.3 for a transaction that is on terms that the Company Board, or a committee thereof, determines, in good faith (after consultation with its outside legal counsel and financial advisor), to be (i) more favorable to the holders of Company Common Stock from a financial point of view than the Merger, taking into account all the terms and conditions, and the likelihood of completion of, such Acquisition Proposal and this Agreement (including any offer by Parent to amend the terms of this Agreement) that are deemed in good faith to be relevant by the Company Board, or a committee thereof and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory, and other aspects of such proposal.

(d) No Change in Recommendation or Alternative Acquisition Agreement.

(i) Except as set forth in this Section 4.3(d), Section 4.3(e), or Section 6.3(a) the Company Board and each committee thereof shall not:

(A) withhold, withdraw, qualify, amend, or modify (or publicly propose or resolve to withhold, withdraw, qualify, amend, or modify), in a manner adverse to Parent or Merger Sub, the Merger Recommendation or approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or make or authorize the making of any public statement (oral or written) that has the substantive effect of such withdrawal, qualification, amendment, or modification (any action or failure to act taken as set forth in this clause (A), a “Change of Recommendation”); or

(B) cause or permit the Company to enter into any letter of intent, merger agreement, term sheet, agreement in principle, memorandum of understanding, share purchase agreement, asset purchase agreement, share exchange agreement or other similar agreement (other than an Acceptable Confidentiality Agreement as defined in Section 4.3(b)) constituting or relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”); or

(C) approve or recommend, or publicly propose to enter into an Alternative Acquisition Agreement.

(ii) Notwithstanding anything to the contrary set forth in this Agreement, at any time following the date of this Agreement and prior to the time the Company Shareholder Approval is obtained, if the Company Board, or a committee thereof, has received an bona fide written Acquisition Proposal, which shall not have been solicited in violation of Section 4.3(a), which Acquisition Proposal the Company Board, or a committee thereof, determines in good faith (after consultation with its outside legal counsel and financial advisor) constitutes a Superior Proposal, the Company Board, and a committee thereof, may effect a Change of Recommendation and may also terminate this Agreement pursuant to Section 6.3(a) (a “Fiduciary Termination”); provided, however, that the Company shall not effect a Change of Recommendation in connection with a Superior Proposal or effect a Fiduciary Termination pursuant to Section 6.3(a) with respect to a Superior Proposal unless: (A) the Company Board, or a committee thereof, in good faith determines (after consultation with its outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law; (B) the Company notifies Parent in writing, at least four (4) Business Days in advance (and two (2) Business Days in advance, if such notification relates to the Superior Proposal, in respect of which a notification had previously been made, and terms of which Superior Proposal materially changed), that it intends to effect a Change of Recommendation in connection with a Superior Proposal or effect a Fiduciary Termination pursuant to Section 6.3(a) with respect to a Superior Proposal, which notice shall specify the identity of the Person who made such Superior Proposal and the material terms and conditions of such Superior Proposal; (C) after providing such notice and prior to making such Change of Recommendation in connection with a Superior Proposal or effecting a Fiduciary Termination pursuant to Section 6.3(a) with respect to a Superior Proposal, if requested by Parent, the Company shall negotiate in good faith with Parent during such four (4) Business Day period (or such two (2) Business Day period, as the case may be) to make such revisions to the terms of this Agreement so that failure to effect such Change of Recommendation or effect a Fiduciary Termination would no longer be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law; and (D) the Company Board, or a committee thereof, shall have considered in good faith (after consultation with its outside legal counsel and financial advisor) any changes to this Agreement offered in writing by Parent in a manner that would form a binding contract if accepted by the Company and shall have determined in good faith that the Superior Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Parent were to be given effect.

(iii) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the time the Company Shareholder Approval is obtained, the Company Board, and a committee thereof, may also effect a Change of Recommendation in the absence of a Superior Proposal if an Intervening Event shall have occurred and be continuing; provided, however, that the Company shall not effect a Change of Recommendation in connection with an Intervening Event unless: (A) the Company Board, or a committee thereof, in good faith determines (after consultation with its outside legal counsel) that, in light of such Intervening Event, the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law; (B) the Company notifies Parent in writing, at least four (4) Business Days in advance (and two (2) Business Days in advance, if such notification relates to the Intervening Event, in respect of which a notification had previously been made, and circumstances of which Intervening Event materially changed), which notice shall not itself constitute a Change of Recommendation and shall (x) state that an Intervening Event has occurred and that the Company Board, or a committee thereof, has determined that in light of such Intervening Event, the failure to effect a Change of

Recommendation would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, and that the Company intends to take such action and (y) specify the details of such Intervening Event and the basis upon which the Company Board intends to effect a Change of Recommendation; (C) after providing such notice and prior to making such Change of Recommendation in connection with an Intervening Event, if requested by Parent, the Company shall negotiate in good faith with Parent during such four (4) Business Day period (or such two (2) Business Day period, as the case may be) to make such revisions to the terms and conditions of this Agreement so that the failure to make such Change of Recommendation would no longer be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law; and (D) the Company Board, or a committee thereof, shall have considered in good faith any changes to this Agreement offered in writing by Parent in a manner that would form a binding contract if accepted by the Company and shall have determined in good faith (after consultation with its outside legal counsel) that the failure to effect a Change of Recommendation with respect to such Intervening Event would still be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law.

(e) Certain Permitted Disclosure. Nothing contained in this Section 4.3 shall be deemed to prohibit the Company or the Company Board, or any committee thereof, from (i) complying with its disclosure obligations under United States federal or state law with regard to an Acquisition Proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders), or (ii) making any “stop-look-and-listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the shareholders of the Company); provided, that the foregoing shall in no way eliminate or modify the effect that any such disclosure would otherwise have under this Agreement.

(f) Notice. From and after the date of this Agreement, the Company agrees that (i) it will promptly (and, in any event, within twenty-four (24) hours) notify Parent if any Acquisition Proposal is received by it indicating, in connection with such notice, the identity of the Person making the Acquisition Proposal and the material terms and conditions thereof (including, if applicable, copies of any written documentation constituting the Acquisition Proposal, including proposed agreements) and (ii) in the event that any such Person modifies its Acquisition Proposal in any material respect, the Company shall notify Parent within twenty-four (24) hours after receipt of such modified Acquisition Proposal of the fact that such Acquisition Proposal has been modified and the terms of such modification (including, if applicable, copies of any written documentation reflecting such modification) and thereafter shall keep Parent reasonably informed, on a reasonably current basis, of material changes in the status an terms of any such proposals or offers (including any amendments thereto) and any material changes to the status of any such discussions or negotiations. The Company agrees that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement subsequent to the date hereof which prohibits the Company from providing to Parent such material terms and conditions and other information.

Section 4.4. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, the Company and Parent agree, and Parent and the Company agree to cause their respective Subsidiaries to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws and regulations to consummate and make effective the Merger and the other Transactions contemplated by this Agreement and to use their respective reasonable best efforts to cause the conditions to each party’s obligation to effect the Merger as set forth in Article V to be satisfied as promptly as practicable after the date hereof and in any event prior to the Termination Date, including (i) preparing and filing, in consultation with the other party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, Tax ruling requests and other documents and to obtain as promptly as practicable all consents, clearances, waivers, licenses, orders, registrations, approvals, permits, Tax rulings and authorizations necessary or advisable to be obtained from any third party (including, any landlords or sublandlords in connection with Company Leased Properties) and/or any Governmental Authority to consummate the Transactions, (ii) taking such steps as may be necessary or advisable to obtain all such material consents, clearances, waivers, licenses, registrations, permits, authorizations, Tax rulings, orders and approvals, and (iii) contesting and resisting any administrative or judicial action or proceeding instituted (or threatened in writing to be instituted), and taking all reasonable steps to lift or rescind any injunction or restraining order or other order, adversely affecting the ability of the parties hereto to consummate the Merger or any of the other Transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees to make or cause to be made, in consultation and cooperation with the other (A) as promptly as practicable and advisable after the date hereof, but in no event later than ten (10) Business Days after the date hereof, an appropriate filing of a Notification and Report Form pursuant to the HSR Act, and (B) as promptly as practicable and advisable, all other necessary registrations, declarations, notices and filings relating to the Transactions with other Governmental Authorities under any other Antitrust Law with respect to the Transactions. Each party hereto agrees (x) not to extend any waiting period under the HSR Act or any other Antitrust Law or enter into any agreement with any Governmental Authority to delay the consummation of the Transactions, except with the prior written consent of the other parties which consent shall not be unreasonably withheld, conditioned or delayed, (y) to respond to any inquiries received and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Antitrust Law and (z) to take such actions as are necessary or advisable to obtain all requisite approvals, clearances and authorizations of any Governmental Authority and cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Antitrust Law as promptly as practicable and in any event prior to the Termination Date. Parent shall be responsible for paying all filing fees under the HSR Act and any other applicable Antitrust Laws with respect to the Transactions.

(b) To the extent permissible under applicable Law, each of Parent and the Company shall, in connection with the efforts referenced in Section 4.4(a) to obtain all requisite approvals, clearances and authorizations for the Transactions under the HSR Act or any other Antitrust Law, use its reasonable best efforts to (i) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any substantive communication received by such party from, or given by such party to, the Antitrust Division of the United States Department of Justice (the “DOJ”), the United States Federal Trade Commission (the “FTC”) or any other Governmental Authority and of any substantive communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions contemplated hereby, (iii) permit the other party’s authorized Representatives to consult with each other in advance of, and consider in good faith the views of the other party in connection with, any substantive proposed meeting, conference or communication with, the DOJ, the FTC or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, (iv) give the other party’s authorized Representatives the opportunity to attend and participate in such meetings and conferences to the extent not prohibited by applicable Law or by the applicable Governmental Authority, (v) in the event one party is prohibited by applicable Law or by the applicable Governmental Authority from participating in or attending any meetings or conferences, keep the other party promptly apprised with respect thereto and (vi) cooperate in connection with any proposed analysis, appearance, presentation, memoranda, brief, white papers, filings, correspondence, opinion, proposal or other communications,, explaining or defending the Transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided, however, that materials may be redacted as reasonably advisable (A) to remove references concerning the valuation, pricing, and other competitively sensitive terms in the Contracts of Parent, the Company and their respective Subsidiaries, (B) to remove references concerning proposals from third parties with respect to the Company, (C) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable privilege or confidentiality concerns. Without limiting the generality of the Buyer Parties’ undertaking pursuant to this Section 4.4, and notwithstanding anything to the contrary contained in this Agreement, Parent shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary approvals, clearances, and authorizations for the Transactions HSR Act or any other Antitrust Laws, provided, that such strategy shall be reasonably designed to obtain such approvals, clearances, and authorizations in a manner consistent with this Section 4.4, as promptly as reasonably practicable, but in no event later than the Termination Date, and Parent shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining any necessary Antitrust Laws or competition clearances. All expenses incurred in connection with the foregoing shall be paid by the party incurring such fees or expenses

(c) During the period from the date of this Agreement until the earlier of termination of this Agreement in accordance with its terms and the Effective Time, none of Parent, Merger Sub or the Company shall, and each of the Parent, Merger Sub and the Company shall not permit any of their respective Subsidiaries to, take any action or enter into any transaction, or any agreement to effect any transaction (including by merger or acquisition), that would reasonably be expected to prevent, materially hinder or materially delay the ability of the parties to (i) obtain the expiration or termination of the waiting period under the HSR Act or any other applicable Antitrust Law applicable to the Transaction or (ii) obtain any authorizations, consents, orders, and approvals of any Governmental Authorities necessary for the consummation of the Transactions.

(d) Without limiting the generality of the Buyer Parties’ undertaking pursuant to this Section 4.4, Parent agrees to defend through litigation on the merits any claim under any antitrust, competition or trade regulation law that is asserted in court by any Governmental Authority or any other party, in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing from occurring prior to the Termination Date; provided, however, that such litigation in no way limits the obligation of the Parent to use its reasonable best efforts to close the Transactions prior to the Termination Date.

(e) Notwithstanding anything to the contrary set forth in this Agreement, Parent and the Company shall, in order to permit the satisfaction of the conditions set forth in Section 5.1(b) and Section 5.1(c) as promptly as practicable and advisable, (i) propose, negotiate, commit to, effect and agree to, by consent decree, hold separate order or otherwise, the sale, divestiture, license, holding separate, and other disposition of and restriction on the businesses, assets, properties, product lines, and equity interests of, or changes to the conduct of business of, the Company or any of its Subsidiaries) and take such action or actions that would in the aggregate have a similar effect, (ii) create, terminate, or divest relationships, ventures, contractual rights or obligations of the Company or any of its Subsidiaries, and (iii) otherwise take or commit to take any action that would limit Parent’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of the Company, or its Subsidiaries; provided that any such sales, divestitures, licenses, holdings, dispositions, restrictions, changes or similar effects are conditioned upon and become effective only from and after the Effective Time; provided, further, however, that nothing contained in this Agreement shall require Parent or the Company to take, or cause to be taken, or commit to take, or commit to cause to be taken, any divestiture, license, hold separate, sale or other disposition, of or with respect to assets, businesses or product lines of (x) Parent or any of its Subsidiaries or (y) the Company or any of its Subsidiaries, if in the case of clause (y), doing so will have or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Without limiting the foregoing, in no event shall the Company (and the Company shall not permit any of its Subsidiaries to) propose, negotiate, effect or agree to any such actions without the prior written consent of Parent.

Section 4.5. Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter (unless and until a Change of Recommendation has occurred in compliance with Section 4.3(d) or this Agreement has been terminated), neither the Company nor the Buyer Parties shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or by the applicable rules of any stock exchange (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party).

Section 4.6. Access and Reports. Subject to applicable Laws relating to the sharing of information, from the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VI, the Company shall, and shall cause each of its Subsidiaries and Representatives to, upon reasonable prior written notice, (a) afford to Parent and Parent’s Representatives reasonable access during normal business hours and without disruption of business to all of the Company’s and its Subsidiaries’ properties (including production facilities), books, Contracts, commitments, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives, (b) use reasonable efforts to afford Parent and Parent’s Representatives reasonable access to the facilities of the Company’s or its Subsidiaries’ suppliers that manufacture finished goods or otherwise provide significant raw materials to the Company or any of its Subsidiaries, in each case during normal business hours, without disruption of business, and subject to provision by Parent and such Representatives of customary confidentiality undertakings and such other reasonable restrictions and conditions that such suppliers may demand, and (c) the Company shall furnish, or cause its Subsidiaries to, promptly furnish to Parent (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of any securities Laws (and the Company shall deliver to Parent a copy of each report, schedule and other document proposed to be filed or submitted by the Company pursuant to the requirements of any securities Laws not less than two (2) Business Days prior to such filing) and a copy of any communication (including “comment letters”) received by the Company from the SEC concerning compliance with any securities Law and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request from time to time. Except for disclosures permitted by the Confidentiality Agreement, Parent and Parent’s Representatives shall hold information received from the Company pursuant to this Section 4.6 in confidence in accordance with the terms of the Confidentiality Agreement. No investigation, or information received, pursuant to this Section 4.6 shall modify any of the representations and warranties of the parties hereto. Notwithstanding the foregoing, any such investigation or consultation shall not be conducted in such a manner as to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where, in the reasonable good faith judgment of the Company, such access or disclosure is reasonably likely to jeopardize any work product or attorney-client privilege or contravene any Law or breach any Contract to which the Company or its Subsidiaries is a party or by which they are bound.

Section 4.7. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (b) any Actions commenced or, to the Knowledge of the Company or the Knowledge of Parent, as the case may be, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that relate to the Transactions, (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, causes or is reasonably likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, or (ii) a material failure of the Buyer Parties, on the one hand, or the Company, on the other hand, as the case may be, to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied under this Agreement, in each case, if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to result in any of the conditions to the obligations of the Company or the Buyer Parties, as applicable, set forth in Article V not being satisfied at the Closing or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 4.7 shall not (A) cure any breach of, or non-compliance with, any other provision of this Agreement, (B) limit the remedies available to the party receiving such notice or (C) result in any disclosure by the Company to be deemed to amend or supplement the Company Disclosure Schedule or constitute an acceptance of any exception to any representation or warranty; and provided, further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided under this Section 4.7. The parties agree that the Company’s and Parent’s respective compliance or failure of compliance with this Section 4.7 shall not be taken into account for purposes of determining whether the condition referred to in Section 5.2(b) or Section 5.3(b), respectively, shall have been satisfied.

Section 4.8. Indemnification and Insurance.

(a) Parent shall and shall cause the Surviving Corporation to indemnify, defend and hold harmless, to the fullest extent authorized or permitted under the NCBCA or other applicable Law, any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries or any director or officer of the Company or its Subsidiaries who is or was serving at the request of Company or any of its Subsidiaries as a director, officer, manager, employee, fiduciary, agent or trustee (or equivalent position) of another Person (collectively, the “Indemnitees”) against any and all losses, claims, damages, costs, expenses (including attorneys’ fees and disbursements), fines, liabilities, judgments, and amounts that are paid in settlement in any threatened (in writing) or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (each, a “Claim”), based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of Company or any of its Subsidiaries, or served at the request of the Company or any of its Subsidiaries as a director, officer, manager, employee, fiduciary, agent or trustee of another Person, prior to the Effective Time, (ii) matters existing or occurring at or prior to the Effective Time, including this Agreement and the Transactions contemplated by this Agreement, or (iii) actions or omissions by an Indemnitees taken at the request of the Company or any of its Subsidiaries (each of (i), (ii), and (iii), collectively “Indemnity Proceedings”), in each case, whether asserted or claimed prior to, at, or after the Effective Time; in each case, to the same extent such Indemnitees are indemnified as of the date of this Agreement by the Company pursuant to applicable Law, the Company Charter Documents, and indemnification agreements in existence on the date of this Agreement and the Subsidiary Documents (collectively, the “D&O Indemnification Agreements”). To the extent permitted under the NCBCA or other applicable Law, Parent shall, or shall cause the Surviving Corporation to promptly advance all out-of-pocket expenses of each Indemnitee in connection with any Indemnity Proceeding as such expenses (including attorneys’ fees and disbursements) are incurred upon receipt from such Indemnitee of a request therefor (accompanied by invoices or other relevant documentation) in accordance with the procedures set forth in the D&O Indemnification Agreements in existence on the date of this Agreement; provided, however, that the director or officer of the Company and its Subsidiaries to whom expenses are advanced undertakes, to the extent required under the NCBCA or other applicable Law, to repay such advanced expenses to the Surviving Corporation if it is ultimately determined that such director, or officer is not entitled to indemnification under applicable Law or the D&O Indemnification Agreements. In the event any Indemnity Proceeding is brought against any Indemnitee (and in which indemnification could be sought by such Indemnitee hereunder), Parent, the Surviving Corporation and their respective Subsidiaries shall cooperate and use reasonable best efforts to defend against and respond thereto; provided, that none of Parent, the Surviving Corporation or their respective Subsidiaries shall settle, compromise or consent to the entry of any judgment in such Indemnity Proceeding with respect to any Indemnitee unless such settlement, compromise or consent includes a release of such Indemnitee from all liability arising out of such Indemnity Proceeding or such Indemnitee otherwise consents in writing.

(b) From and after the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation and its Subsidiaries to, fulfill and honor in all respects the obligations of the Company and its Subsidiaries pursuant to: (i) each indemnification agreement in effect between any of the Company and its Subsidiaries and any Indemnitee as set forth in Section 4.8(b) of the Company Disclosure Schedule; and (ii) any indemnification provision, expense advancement provision and any exculpation provision set forth in the Company Charter Documents and the Subsidiary Documents in effect on the date of this Agreement. The articles of incorporation and bylaws of the Surviving Corporation and equivalent organizational documents of the Surviving Corporation’s Subsidiaries shall contain the provisions with respect to indemnification, expense advancement and exculpation from liability at least as favorable as the indemnification, expense advancement and exculpation from liability provisions set forth in the Company Charter Documents and the Subsidiary Documents on the date of this Agreement, and, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, such provisions shall not be amended, repealed or otherwise modified in any manner that could adversely affect the rights thereunder of any Indemnitee.

(c) Prior to the Effective Time, the Company shall, or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that the Company shall give Parent a reasonable opportunity to participate in the selection of such “tail” policy and the Company shall give reasonable and good faith consideration to any comments made by Parent with respect thereto. If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’ s existing policies as of the date hereof. Notwithstanding the foregoing, in no event shall Parent or the Surviving Corporation be required to, and in no event shall the Company be permitted to, without Parent’s prior written consent, expend for the policies pursuant to this section an aggregate premium amount in excess of 300% of the amount per annum the Company paid in its last full fiscal year; provided that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) The provisions of this Section 4.8: (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an Indemnitee, his or her heirs and his or her personal representatives, (ii) shall be binding on Parent, the Surviving Corporation and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, any Company Plan, the Company Charter Documents, the Subsidiary Documents, or otherwise and (iv) shall survive the consummation of the Merger and shall not be terminated or modified in any manner so as to adversely affect any Indemnitee without the consent of such Indemnitee.

(e) In the event that Parent, the Surviving Corporation or any of its respective successors or permitted assigns (each, an “Indemnifying Party”) (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of such Indemnifying Party assume all the obligations of such Indemnifying Party pursuant to this Section 4.8. In addition, if upon or following any merger, consolidation or sale of assets any Indemnifying Party is or becomes a direct or indirect Subsidiary of another Person, the ultimate parent entity of such Indemnifying Party shall guaranty the obligations of such Indemnifying Party pursuant to this Section 4.8.

Section 4.9. Shareholder Litigation. From and after the date hereof, the Company shall promptly advise Parent orally and in writing of any Actions commenced or, to the Knowledge of the Company, threatened in writing to the Company against the Company and/or its directors or executive officers relating to this Agreement, the Merger and/or the other Transactions contemplated hereby and shall keep Parent fully informed (to the extent not inconsistent with the Company Board’s fiduciary duties under applicable Law) regarding any such Action. Each of the Company and Parent shall consult and cooperate with the other in connection with the defense or settlement of any such Action. The Company shall not agree to any settlement of any such Action (including derivative claims) without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 4.10. Fees and Expenses. Except as provided in Section 4.4 and Article VI, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated.

Section 4.11. Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 4.12. NASDAQ Stock Market Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rule and policies of the NASDAQ Stock Market to enable the de-listing by the Surviving Corporation of the Company Common Stock from the NASDAQ Stock Market and the deregistration of the Company Common Stock under the Exchange Act promptly after the Effective Time.

Section 4.13. Benefits Matters. Parent shall or shall cause the Company to provide, with respect to the period beginning with the Effective Time and ending on July 31, 2019, to each Company Employee who was employed by the Company or any of its Subsidiaries prior to the Effective Time and remains employed by the Company, Parent or any of their respective Subsidiaries after the Effective Time (each an “Affected Employee” and, collectively, the “Affected Employees”) (other than any Company Employees covered by a collective bargaining agreement), (i) base salary or wages, annual cash bonus or cash incentive compensation opportunities and employee benefits that are in the aggregate, no less favorable than the base salary or wages, annual cash bonus or cash incentive compensation opportunities and employee benefits (excluding the 2017 Enterprise Incentive Plan (but including the value of other equity compensation), deferred compensation and stock purchase plans) provided to each such Affected Employee by the Company and its Subsidiaries immediately prior to the Effective Time, and (ii) severance benefits that are no less favorable than benefits available in the programs listed in Section 4.13(ii) of the Disclosure Schedule.

(a) Parent shall or shall cause the Company to provide that any employee benefit plans of the Parent or any of its Affiliates in which Affected Employees are entitled to participate following the Effective Time (“Parent Plans”) take into account for purposes of eligibility, vesting, accrual and level of benefits (but not for benefit accruals under defined benefit pension plans and eligibility for retiree health and welfare plans and eligibility for retirement treatment under long-term incentive plans), service by such Affected Employees as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company or any of its Subsidiaries (except to the extent it would result in a duplication of benefits for the same period of service).

(b) With respect to Parent Plans, Parent shall (i) cause there to be waived for each Affected Employee any eligibility requirements or pre-existing condition limitations or waiting period requirements to the extent it would not then apply to an Affected Employee under the comparable plan of the Company or any of its Subsidiaries and (ii) in determining any deductible, co-insurance and maximum out-of-pocket limitations, during the calendar year in which the Affected Employee commences participation in a Parent Plan, give effect to amounts paid by such Affected Employees under similar plans maintained by the Company or any of its Subsidiaries.

(c) With respect to Affected Employees, Parent shall, or shall cause the Company to honor, fulfill and discharge the Company’s and its Subsidiaries’ obligations under all Company Plans, and all employment, change in control or severance agreements entered into prior to the date hereof; provided, that, except as may be required to satisfy the obligation to provide severance benefits pursuant to Section 4.13(ii), the foregoing shall not limit the ability of Parent, the Company or any of its Subsidiaries to amend, modify or terminate any such agreements or Company Plans in accordance with their terms. For the avoidance of doubt, for purposes of any Company Plan or any agreement between an Affected Employee and the Company or any Subsidiary containing a definition of “change in control” or “change of control”, the Closing shall be deemed to constitute a “change in control” or “change of control.”

(d) Parent agrees that, with respect to the annual cash incentive plans set forth in Section 4.13(d) of the Company Disclosure Schedule (the “Annual Incentive Plans”), it shall, or shall cause the Company, to pay each participant in an Annual Incentive Plan (each an “Incentive Plan Participant”) who is employed by the Company on the Closing Date, the prorated amount of each Incentive Plan Participant’s incentive opportunity, at the target level of performance as of the Effective Time, with respect to the portion of the performance period that occurs prior to the Closing Date, with such payment to be made no later than the thirtieth day following the Closing Date.

(e) Each cash performance award (each a “Cash Performance Award”) granted pursuant to the Company’s 2015, 2016 or 2017 Long-Term Performance Incentive Plan for Officers and Key Managers that is outstanding as of the date hereof and which remains outstanding as of the Effective Time shall, as of immediately prior to the Effective Time, vest (to the extent unvested) pro-rata based on the portion of the performance period that occurs priors to the Closing Date and, all performance-based vesting conditions shall be deemed to have been satisfied at the greater of target or actual level of performance as of immediately prior to the Effective Time, and each Cash Performance Award granted under the Company’s 2017 Enterprise Incentive Plan that is outstanding as of the date hereof and which remains outstanding as of the Effective Time shall, as of immediately prior to the Effective Time, vest and be payable based on the actual level of performance for the quarter ending on or before the Effective Time, pro-rated based on the proration schedule set forth in Section 2.3(a) of the Disclosure Schedule. In exchange for the cancellation of each Cash Performance Award, each holder thereof as of the Effective Time shall be entitled to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, but no later than thirty (30) days after the Effective Time, an amount in cash, without interest, equal to such vested portion Cash Performance Award, less any Taxes required to be withheld in accordance with Section 2.6.

(f) Nothing contained in this Section 4.13 shall (i) be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, (ii) except as may be required to satisfy the obligation to provide severance benefits pursuant to Section 4.13(ii), limit the ability of the Company or Parent or any of their Subsidiaries or affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) create any third-party beneficiary rights or obligations in any person (including any Affected Employee or former employee) other than the parties to this Agreement or any right to employment or continued employment or to a particular term or condition of employment with the Company or Parent or any of their Subsidiaries, or any of their respective affiliates, or (iv) limit the right of the Company or Parent (or any of their Subsidiaries) to terminate the employment or service of any employee or other service provider following the Closing Date at any time and for any or no reason.

Section 4.14. Title Insurance and Surveys. The Company shall provide reasonable cooperation to Parent in connection with Parent’s efforts to obtain for the benefit of Parent surveys of and title policies for the Company Owned Properties and any Material Leased Properties as Parent may elect (provided that any cost or expense associated with such surveys and/or title insurance policies shall be borne by Parent).

Section 4.15. Transfer Taxes. Parent shall assume liability for and shall pay when due all transfer, documentary, sales, use, stamp, registration and other such similar Taxes and fees (including penalties and interest) incurred in connection with the transactions contemplated by this Agreement.

Section 4.16. Confidentiality. The Buyer Parties acknowledge that all non-public or other confidential information provided or made available to the Buyer Parties, their Affiliates and their respective Representatives in connection with this Agreement and the other agreements contemplated hereby and the Merger, including without limitation pursuant to Section 4.6, is subject to the Confidentiality Agreement, the terms of which are incorporated herein by reference.

Section 4.17. Takeover Statutes. If any antitakeover Law is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent, the Company and Merger Sub and their respective boards of directors shall grant such approvals and take all such actions as are reasonably necessary under such antitakeover Law so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such antitakeover Law on such transactions.

Section 4.18. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 4.19. Financing. (a) Parent shall, and shall cause its Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate the Financing (or any part thereof) or the consummation of any other debt, equity or equity-linked securities issuance in replacement of all or a portion of the Financing (the “Permanent Financing”) no later than the Closing Date, including using reasonable best efforts to (i) (A) maintain in effect the Debt Letters and in all material respects comply with all of their respective obligations thereunder and (B) negotiate, enter into and deliver definitive agreements with respect to the Financing reflecting the terms contained in the Debt Letters (including any “flex” provisions in the Redacted Fee Letter) (or with other terms agreed by Parent and the Debt Financing Sources, subject to the restrictions on amendments of the Debt Letters set forth below), so that such agreements are in effect no later than the Closing, and (ii) satisfy on a timely basis all the conditions to the Financing and the definitive agreements related thereto that are in Parent’s control. In the event that all conditions set forth in Section 5.1 and Section 5.2 have been satisfied or waived or, upon funding of the Financing shall be satisfied or waived, Parent and its Affiliates shall use their reasonable best efforts to cause the Debt Financing Sources to fund on the Closing Date the Financing, to the extent the proceeds thereof are required to consummate the Merger and the other transactions contemplated hereby. Parent shall, promptly after it comes to the Knowledge of Parent, give the Company written notice of any (A) material breach or default by a Debt Financing Source or any party to any definitive document related to the Financing of the Debt Letters or any definitive document related to the Financing, (B) actual or threatened withdrawal, repudiation or termination in writing of the Debt Letters or the Financing by the Debt Financing Sources or (C) material dispute or disagreement between or among any parties to the Debt Letters or any definitive document related to the Financing with respect to the obligations to fund the Financing or the amount of the Financing to be funded at Closing; provided, that neither Parent nor any of its Affiliates shall be under any obligation to disclose any information that is subject to attorney client or similar privilege to the extent such privilege is asserted in good faith or otherwise would violate or contravene any Law or any obligation of confidentiality. Parent shall not take any action, or fail to take any action, that would result in, or that would reasonably be expected to result in, a breach or default in, or a failure to satisfy, any Funds Certain Provisions (as defined in the Debt Letters) under the Debt Letters. Parent may amend, modify, replace, terminate, assign or agree to any waiver under the Debt Letters without the prior written approval of the Company, provided, that Parent shall not, without the Company’s prior written consent, permit any such amendment, replacement, modification, assignment, termination or waiver to be made to, or consent to any waiver of, any provision of or remedy under the Debt Letters which would (A) reduce the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount) such that the aggregate funds that would be available to Parent on the Closing Date, together with the other financial resources of Parent, would not be sufficient to provide the funds required to be funded on the Closing Date to consummate the Merger and to pay all fees and expenses reasonably expected to be incurred in connection therewith and payable on the Closing Date, or (B) impose new or additional conditions to the Financing or otherwise amend, modify or expand any of the conditions to the Financing or otherwise expand, amend, modify or waive any provision of the Debt Letters in a manner that in any such case would reasonably be expected to (1) materially delay or make materially less likely the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date, (2) materially adversely impact the ability of Parent to enforce its rights against the Debt Financing

Sources or any other parties to the Debt Letters or the definitive agreements with respect thereto or (3) materially adversely affect the ability of Parent to timely consummate the Merger and the other transactions contemplated hereby; provided, that notwithstanding the foregoing, Parent may modify, supplement or amend the Debt Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Letters as of the date of this Agreement to the extent that the aggregate commitments of the Debt Financing Sources to provide the Financing are not reduced as a result of any such modification, supplement or amendment (it being understood and agreed that the aggregate amount of the commitments will be reduced from time to time in accordance with the provision of the Debt Letters). In the event that new commitment letters and/or fee letters are entered into in accordance with any amendment, replacement, supplement or other modification of the Debt Letters permitted pursuant to this Section 4.19(a), such new commitment letters and/or fee letters shall be deemed to be the “Debt Letters” for all purposes of this Agreement and references to “Financing” herein shall include and mean the financing contemplated by the Debt Letters as so amended, replaced, supplemented or otherwise modified, as applicable. To the extent that after giving effect to any reduction in the Financing permitted by this Section 4.19, no commitments remain outstanding under the Debt Letters, Parent may terminate the Debt Letters. Parent shall promptly deliver to the Company copies of any amendment, modification, waiver or replacement of the Debt Letters. If funds in the amounts set forth in the Debt Letters, or any portion thereof, become unavailable, Parent shall, and shall cause its Affiliates, as promptly as practicable following the occurrence of such event to (x) notify the Company in writing thereof, (y) use reasonable best efforts to obtain Permanent Financing (on terms and conditions that are not materially less favorable to Parent, taken as a whole, than the terms and conditions as set forth in the Debt Letters, taking into account any “market flex” provisions thereof) sufficient to enable Parent to consummate the Merger and (z) use reasonable best efforts to obtain a new financing commitment letter that provides for such Permanent Financing and, promptly after execution thereof, deliver to the Company true, complete and correct copies of the new commitment letter and the related fee letters (in redacted form reasonably satisfactory to the Persons providing such Permanent Financing removing the fee amounts, pricing caps, the rates and amounts included in the “market flex” and other economic terms that could not adversely affect the conditionality, enforceability or termination of the Financing) and related definitive financing documents with respect to such Permanent Financing. Upon obtaining any commitment for any such Permanent Financing, such financing shall be deemed to be a part of the “Financing” and any commitment letter for such Permanent Financing shall be deemed the “Debt Letters” for all purposes of this Agreement. Parent shall pay, or cause to be paid, as the same shall become due and payable, all fees and other amounts that become due and payable under the Debt Letters.

(b) Prior to the Closing, the Company shall use commercially reasonable efforts to, and the Company shall cause each of its Subsidiaries to use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause its and their Representatives to use commercially reasonable efforts to, cooperate with Parent as necessary, to the extent reasonably requested in writing by Parent, and customary in connection with the arrangement or syndication of the Financing or the consummation of any Permanent Financing, including using commercially reasonable efforts to:

(i) facilitate the execution and delivery of customary definitive financing documents effective following the Effective Time on the terms and conditions contemplated by the Debt Letters;

(ii) deliver to Parent financial and other pertinent information regarding the Company and the Company Subsidiaries as may be reasonably requested by Parent and that is customarily required for financings of the type contemplated by the Financing or any Permanent Financing (collectively, the “Required Information”), including (A) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the three most recent fiscal years ended at least sixty (60) days prior to the Closing Date, (B) U.S. GAAP unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for each subsequent fiscal quarter ended at least forty (40) days before the Closing Date (other than any fourth fiscal quarter), and the corresponding period in the prior year; provided, that the financial statements required to be delivered pursuant to the foregoing (ii)(A) and (ii)(B) shall meet the requirements of Regulation S-X under the Securities Act, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-3 and (C) to the extent requested in writing by Parent, provide to Parent reasonably available information for Parent to prepare customary pro forma financial information meeting the requirements of Regulation S-X under the Securities Act, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-3, for inclusion in any document required by the Commitment Parties in order to obtain the Financing or any Permanent Financing;

(iii) requesting that its independent accountants provide, and using commercially reasonable efforts to cause them to provide, customary comfort letters (including “negative assurance” comfort), agreed procedures letters and consents for use of their reports, on customary terms and consistent with their customary practice in connection with the Financing or any Permanent Financing;

(iv) make appropriate officers available to participate in a reasonable number of sessions with rating agencies (to the extent necessary), information meetings and road shows, in each case, to the extent customarily required for financings of the type contemplated by the Commitment Letter and upon reasonable advance notice and at mutually agreeable times;

(v) reasonably assist Parent and the Commitment Parties with the preparation of customary materials for a bank information memorandum, prospectus, offering memorandum, or similar offering documents and customary rating agency presentations for the Financing or any Permanent Financing;

(vi) furnish at least four (4) Business Days prior to the Closing Date all customary information regarding the Company and each of its Subsidiaries that is requested in writing and required in connection with the Financing or any Permanent Financing by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act;

(vii) cooperate reasonably with any customary due diligence investigation of the Company and its Subsidiaries in connection with the Financing or any Permanent Financing; and

(viii) take all customary corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent and necessary to permit the consummation of the Financing or any Permanent Financing.

(c) The Company shall use commercially reasonable efforts to, and the Company shall cause each of its subsidiaries to use commercially reasonable efforts to, take any actions reasonably requested by Parent that are necessary to facilitate the payoff, satisfaction, discharge and/or defeasance by Parent of all outstanding Indebtedness pursuant to the Company’s Existing Credit Agreements on the Closing Date (the “Debt Payoff”), including sending one or more notices of payment required by the terms of such indebtedness and obtaining a customary payoff letter in connection therewith; it being understood that at Closing, Parent shall provide all funds required to actually effect the Debt Payoff.

(d) Notwithstanding anything to the contrary contained in this Section 4.19, neither the Company nor any of its Subsidiaries shall be required to take or permit the taking of any action that would (i) unreasonably interfere with the ongoing operations of the Company or its Subsidiaries, (ii) cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries, (iii) require the Company or any of its Subsidiaries to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Financing, or consummation of an offering of debt, equity or equity-linked securities in replacement of all or any portion of the Financing, or the cooperation of the Company and its Subsidiaries contemplated by this Section 4.19 prior to the Closing, (iv) cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability, (v) conflict with the organizational documents of the Company or any of its Subsidiaries or any Laws, (vi) result in the contravention of, or that could result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Contract, (vii) provide access to or disclose information that the Company or any of its Subsidiaries determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries, (viii) authorize any corporate action of the Company or any of its Subsidiaries that would become effective and operative prior to the Closing, (ix) require the Company, its Subsidiaries or any Persons who are directors of the Company or its Subsidiaries to pass resolutions or consents to approve or authorize the execution of the Financing, (x) prepare any financial statements or information that are not available to it and prepared in the ordinary course of its reporting practice, (xi) require the Company or any of its Subsidiaries to enter into any instrument or agreement with respect to the Financing that is effective prior to the occurrence of the Closing or that would be effective if the Closing does not occur, (xii) prepare any projections or pro forma financial statements, or (xiii) deliver or cause to be delivered any opinion of counsel in connection with the Financing.

(e) Parent shall indemnify and hold harmless the Company and each of its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorney’s fees) interest, awards, judgments and penalties of any kind (collectively, “Losses”) imposed on, sustained, incurred or suffered by, or asserted against, any of them, directly or indirectly, relating to, arising out of or resulting from the arrangement of the Financing, any cooperation pursuant to this Section 4.19 and/or the provision of information utilized in connection therewith, except to the extent such Losses arise out of the willful misconduct or intentional fraud of the Company or any of its Subsidiaries, whether or not the Merger is consummated or this Agreement is terminated. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Company or its Subsidiaries in connection with this Section 4.19, whether or not the Merger is consummated or this Agreement is terminated.

(f) The Company hereby consents to the reasonable use of its and its Subsidiaries’ trademarks, service marks and logos in connection with syndication and underwriting of the Financing or consummation of an offering of debt, equity or equity-linked securities in replacement of all or any portion of the Financing; provided, that such trademarks, service marks and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(g) Parent and Merger Sub expressly acknowledge and agree that (i) obtaining the Financing is not a condition to the Closing, (ii) the provisions of this Section 4.19 shall not create any independent conditions to Closing and (iii) notwithstanding anything contained in this Agreement to the contrary, neither Parent’s nor Merger Sub’s obligations hereunder are conditioned in any manner upon Parent or Merger Sub obtaining the Financing, or any other financing whatsoever. In the event the Financing has not been obtained, Parent and Merger Sub will continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article V, to consummate the Merger.

ARTICLE V

CONDITIONS TO THE MERGER

Section 5.1. Conditions to Each Party’s Obligation to Effect the Merger. The obligations of each of the parties to consummate the Merger shall be subject to the satisfaction (or waiver by the Company and Parent, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained in accordance with the Company Charter Documents and applicable Law.

(b) Regulatory Consents. Any waiting period (and any extension thereof) applicable to the Transactions shall have been terminated or shall have expired, and any approvals, consents or clearances required in connection with the Transactions shall have been obtained, in each case, under or in relation to the HSR Act.

(c) No Injunctions or Restraints; Illegality. No outstanding judgment, injunction, order or decree of a competent Governmental Authority or other legal restraint or prohibition (an “Injunction”) shall have been entered and shall continue to be in effect, and no Law shall have been adopted or be effective, in each case that prohibits, enjoins or makes illegal the consummation of the Merger or the Transactions.

Section 5.2. Conditions to Parent and Merger Sub’s Obligation to Effect the Merger. The obligations of the Buyer Parties to effect the Merger are also subject to the satisfaction or waiver, if permitted by applicable Law and in writing, by Parent of the following additional conditions:

(a) Accuracy of the Representations and Warranties of the Company. The representations and warranties of the Company (i) set forth in the first and second sentences of Section 3.1(b)(i) (Capitalization) shall be true and correct (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct (except for de minimis inaccuracies) as of such earlier date only), (ii) set forth in the third sentence of Section 3.1(b)(i) (Capitalization), set forth in the first sentence of Section 3.1(f) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, (iii) set forth in Section 3.1(c)(i) and Section 3.1(c)(ii) (Authority), Section 3.1(s) (Broker and Other Advisers) and Section 3.1(v) (Takeover Statutes; No Rights Plan) shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date, as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date only), and (iv) set forth in Article III of this Agreement (other than those representations and warranties referenced in clauses (i), (ii) or (iii) of this Section 5.2(a)) shall be true and correct (without giving effect to any “materiality”, “Company Material Adverse Effect” or any correlative qualifiers contained therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date only), except in the case of this clause (iv) where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. Parent shall have received a certificate from the Company, dated as of the Closing Date and signed on behalf of the Company by an authorized officer of the Company, stating that the conditions specified in Section 5.2(a) and Section 5.2(b) have been satisfied.

Section 5.3. Conditions to the Company’s Obligation to Effect the Merger. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver, if permitted by applicable Law and in writing, by the Company of the following additional conditions:

(a) Accuracy of the Representations and Warranties of Parent and Merger Sub. Each of the representations and warranties of the Buyer Parties set forth in Section 3.2 of this Agreement (without giving effect to any “materiality”, “material adverse effect” or any correlative qualifiers contained therein) shall be true and correct, except where the failure of any such representation and warranty to be so true and correct would not prevent, materially delay or materially impede the ability of the Buyer Parties to consummate the transactions contemplated by this Agreement, as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b) Performance of Obligations of the Buyer Parties. Each of the Buyer Parties shall have performed in all material respects the obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have received a certificate from the Buyer Parties, dated as of the Closing Date and signed on behalf of the Buyer Parties by an authorized officer of Parent or Merger Sub, as applicable, stating that the conditions specified in Section 5.3(a) and Section 5.3(b) have been satisfied.

Section 5.4. Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in Section 5.1, Section 5.2 or Section 5.3, as the case may be, to be satisfied to excuse such party’s obligation to effect the Merger if such failure was caused, in whole or in part, by such party’s breach or frustration of any provision of this Agreement.

ARTICLE VI

TERMINATION

Section 6.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Shareholder Approval is obtained, by mutual written consent of the Company and Parent (on behalf of the Buyer Parties).

Section 6.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by written notice of either Parent (on behalf of the Buyer Parties) or the Company, if:

(a) the Merger shall not have been consummated by 11:59 p.m. (Eastern time) on September 18, 2018, whether such date is before or after the date the Company Shareholder Approval is obtained (such date, the “Termination Date”);

(b) the Company Shareholders’ Meeting shall have been held and completed and the Company Shareholder Approval shall not have been obtained at such Company Shareholders’ Meeting or at any adjournment or postponement thereof; or

(c) any Injunction issued by a court of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the Company Shareholder Approval has been obtained);

provided, that the right to terminate this Agreement pursuant to this Section 6.2 shall not be available to any party whose breach or failure to fulfill any obligation under this Agreement has been the primary cause of, or the primary factor that resulted in, the circumstance enabling termination pursuant to this Section 6.2 on or before the Termination Date.

Section 6.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by written notice of the Company:

(a) at any time prior to the receipt of the Company Shareholder Approval if (i) the Company Board, or a committee thereof, authorizes the Company, subject to complying with the terms of this Agreement (including Section 4.3(d)), to enter into definitive transaction documentation providing for a Superior Proposal, (ii) immediately prior to or promptly after the termination of this Agreement, the Company enters into definitive transaction documentation with respect to a Superior Proposal and (iii) the Company immediately prior to such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 6.5;

(b) at any time prior to the Effective Time if there has been a breach of any representation, warranty, covenant or agreement made by the Buyer Parties in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 5.3(a) or Section 5.3(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by the Company to Parent and (ii) the date that is three (3) Business Days prior to the Termination Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 6.3(b) at any time when it is in breach of this Agreement and such breach would cause, or result in, the failure of any of the conditions set forth in Section 5.2(a) or Section 5.2(b) to be satisfied; or

(c) if (i) all of the conditions set forth in Section 5.1 and Section 5.2 have been and continue to be satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at Closing), (ii) the Company has confirmed by written notice to Parent that it intends to terminate this Agreement pursuant to this Section 6.3(c) if the Buyer Parties fail to consummate the transactions contemplated by this Agreement when required pursuant to Section 1.2 and (iii) the Buyer Parties fail to consummate the transactions contemplated by this Agreement within two (2) Business Days of the date the Closing should have occurred pursuant to Section 1.2 (it being understood that during such two (2) Business Day period, Parent shall not be entitled to terminate this Agreement);

Section 6.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by written notice of Parent (on behalf of the Buyer Parties):

(a) at any time prior to the Effective Time, if (i) the Company Board shall have effectuated a Change of Recommendation, (ii) the Company Board or any committee thereof (A) shall not have rejected any Acquisition Proposal within two (2) Business Days of the making thereof (including, for these purposes, by taking no position with respect to the acceptance by the Company’s shareholders of a tender offer or exchange offer, which shall constitute a failure to reject such Acquisition Proposal) or (B) shall have failed to publicly reconfirm the Merger Recommendation within three (3) Business Days after receipt of a written request from Parent that it do so if such request is made following the making by any Person of an Acquisition Proposal (provided that the Company shall not be required to reconfirm the Merger Recommendation more than once) or (iii) the Company shall have failed to comply in all material respects with its obligations under Section 4.1 or Section 4.3; provided, however, that Parent may only exercise this termination right prior to receipt of the Company Shareholder Approval; or

(b) at any time prior to the Effective Time if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 5.2(a) or Section 5.2(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by Parent to the Company and (ii) the date that is three (3) Business Days prior to the Termination Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 6.4(b) at any time when any Buyer Party is in breach of this Agreement and such breach would cause, or result in, the failure of any of the conditions set forth in Section 5.3(a) or Section 5.3(b) to be satisfied.

Section 6.5. Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VI, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve any party hereto of any liability to pay the Termination Fee, Parent Fee, or Regulatory Termination Fee pursuant to this Section 6.5, (ii) subject to the limitations set forth in Section 6.5(f) and Section 6.5(g), no such termination shall relieve any of the parties of liability for damages (which the parties acknowledge and agree shall not be limited to reimbursement of costs or expenses, and may include the benefit of the bargain and/or premium lost by a company’s shareholders or equity holders, as applicable (taking into consideration all relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) for fraud or any Willful Breach of this Agreement; and (iii) the agreements of the parties contained in Section 4.10 (Fees and Expenses), Section 4.16 (Confidentiality), this Section 6.5, and Article VII, and the Confidentiality Agreement shall survive the termination of this Agreement (in the case of the Confidentiality Agreement, subject to the terms thereof). For purposes of this Agreement, the term “Willful Breach” means a material breach of this Agreement that is a consequence of an act undertaken or a failure to take an act by the breaching party with the knowledge that the taking of such act or the failure to take such act would cause a breach of this Agreement.

(b) In the event that:

(i) (A) this Agreement is terminated by Parent or the Company pursuant to either Section 6.2(a) (Termination Date) or Section 6.2(b) (Company Shareholder Approval), or by Parent pursuant to Section 6.4(b) (Breach of Representation) as a result of a breach by the Company, (B) any Person shall have publicly disclosed a bona fide Acquisition Proposal after the date hereof and prior to such termination, which Acquisition Proposal had not been publicly withdrawn (in the case of a termination pursuant to Section 6.2(b), which Acquisition Proposal had not been withdrawn prior to the Company Shareholders’ Meeting), and (C) within twelve (12) months after such termination the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal, which Acquisition Proposal is subsequently consummated (provided, that for purposes of this clause (C) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”); or

(ii) this Agreement is terminated by Parent pursuant to Section 6.4(a); or

(iii) this Agreement is terminated by the Company pursuant to Section 6.3(a);

then the Company shall:

(A) in the case of clause (i) above, on the date on which the Company consummates the Acquisition Proposal referred to in subclause (i)(C) above, pay Parent the Termination Fee by wire transfer of immediately available funds;

(B) in the case of clause (ii) above, promptly but in no event later than three (3) Business Days after the date of such termination, pay Parent the Termination Fee by wire transfer of immediately available funds; or

(C) in the case of clause (iii) above, immediately prior to or concurrently with such termination, pay Parent the Termination Fee by wire transfer of immediately available funds;

(it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion).

“Termination Fee” shall mean an amount equal to $149,000,000.

(c) In the event that this Agreement is terminated by the Company pursuant to Section 6.3(b) or Section 6.3(c) then Parent shall promptly, but in no event later than three (3) Business Days after the date of such termination, pay or cause to be paid to the Company, in each case, an amount equal to $198,600,000 (the “Parent Fee”), by wire transfer of immediately available funds (it being understood that in no event shall Parent be required to pay Parent Fee on more than one occasion).

(d) In the event that this Agreement is terminated by Parent or the Company pursuant to (1) Section 6.2(a) and, at the time of such termination, any of the conditions set forth in Section 5.1(b) or Section 5.1(c) (if and only if the applicable event giving rise to the failure of such condition under Section 5.1(c) to be satisfied arises in connection with the failure of any waiting period (or any extension thereof) applicable to the Transactions to expire or be terminated or any approvals, consents or clearances be obtained, in each case, under or in relation to the HSR Act), shall not have been satisfied due to the refusal by Parent to divest, license, hold separate, sell or otherwise dispose of any of the assets, businesses or product lines of Parent or any of its Subsidiaries or (ii) Section 6.2(c) (if, and only if, the applicable Injunction arises in connection with the failure of any waiting period (or any extension thereof) applicable to the Transactions to expire or be terminated or any approvals, consents or clearances be obtained, in each case, under or in relation to the HSR Act due to the refusal by Parent to divest, license, hold separate, sell or otherwise dispose of any of the assets, businesses or product lines of Parent or any of its Subsidiaries), and at the time of such termination referred to in clause (i) or (ii) above, the conditions to Closing set forth in Section 5.2(a) and Section 5.2(b) (other than those conditions that by their nature cannot be satisfied other than at Closing) shall have been satisfied or waived in accordance with this Agreement, then Parent shall promptly, but in no event later than three (3) Business Days after the date of such termination, pay or cause to be paid to the Company, in each case, an amount equal to $50,000,000.00 (the “Regulatory Termination Fee”), by wire transfer of immediately available funds (it being understood that in no event shall Parent be required to pay the Regulatory Termination Fee on more than one occasion).

(e) The Buyer Parties and the Company acknowledge that the agreements contained in this Section 6.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.

(f) Notwithstanding anything to the contrary in this Agreement, except for (i) an order of specific performance as and only to the extent expressly permitted by Section 7.8, (ii) any fraud or Willful Breach by the Buyer Parties of this Agreement and (iii) the remedies available under the Confidentiality Agreement, the parties hereto expressly acknowledge and agree that:

(i) The Company’s receipt of Parent Fee pursuant to Section 6.5(c) or Regulatory Termination Fee pursuant to Section 6.5(d), as the case may be, together with the rights and remedies available to the Company in the indemnification and reimbursement provisions of Section 4.8 (but subject in all cases to the limitations set forth in this Agreement), shall be the sole and exclusive remedies of the Company and its Subsidiaries against the Buyer Parties and any of their respective former, current, or future general or limited partners, shareholders, managers, members, directors, officers, employees, Affiliates or agents (the “Buyer Party Obligors”) and the Debt Financing Sources for any loss suffered with respect to this Agreement, the Transactions, the termination of this Agreement, the failure of the Merger to be consummated or any breach of this Agreement by the Buyer Parties.

(ii) In light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any such termination of this Agreement (A) the payment of Parent Fee pursuant to Section 6.5(c) or Regulatory Termination Fee pursuant to Section 6.5(d), as the case may be, which constitutes a reasonable estimate of the monetary damages that will be suffered by the Company and its Subsidiaries by reason of breach or termination of this Agreement, shall be in full and complete satisfaction of any and all monetary damages of the Company and its Subsidiaries arising out of or related to this Agreement, the transactions contemplated hereby and thereby (including, any breach by the Buyer Parties), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement, and any claims or actions under applicable Law arising out of any such breach, termination or failure against the Buyer Party Obligors or the Debt Financing Sources; and (B) after being paid such amounts in accordance with the terms of this Agreement (x) none of the Buyer Party Obligors or the Debt Financing Sources shall have any further liability or obligation to the Company or its Subsidiaries relating to or arising out of this Agreement or the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure and (y) in no event will the Company or any of its Subsidiaries, be entitled to seek to recover or obtain against any of the Buyer Party Obligors or the Debt Financing Sources any other monetary damages, any recovery or judgment in excess of Parent Fee or the Regulatory Termination Fee, as applicable, or any other remedy based on a claim in Law or in equity with respect thereto, including consequential, special, indirect or punitive damages for, or with respect to, this Agreement or the Transactions (including, any breach by the Buyer Parties), the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Law arising out of any such breach, termination or failure.

(g) Notwithstanding anything to the contrary in this Agreement, except for (i) an order of specific performance as and only to the extent expressly permitted by Section 7.8 and (ii) any fraud or Willful Breach by the Company of this Agreement, the parties hereto expressly acknowledge and agree that:

(i) Parent’s receipt of the Termination Fee from the Company pursuant to Section 6.5(b), shall be the sole and exclusive remedy of the Buyer Parties and their respective Affiliates against the Company, its Subsidiaries and any of their respective former, current, or future general or limited partners, shareholders, directors, officers, employees, managers, members, Affiliates or agents (the “Company Obligors”) for any loss suffered with respect to this Agreement, the Transactions (including any breach by the Company), the termination of this Agreement, the failure of the Merger to be consummated or any breach of this Agreement by the Company.

(ii) In light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any termination of this Agreement, (A) the payment of the Termination Fee pursuant to Section 6.5(b), which constitutes a reasonable estimate of the monetary damages that will be suffered by the Buyer Parties by reason of breach or termination of this Agreement shall be in full and complete satisfaction of any and all monetary damages of the Buyer Parties arising out of or related to this Agreement, the Transactions (including, any breach by the Company that is not a Willful Breach), the termination of this Agreement, the failure to consummate the Transactions, and any claims or actions under applicable Law arising out of any such breach, termination or failure against the Company Obligors and (B) after being paid such amounts in accordance with the terms of this Agreement (x) none of the Company Obligors shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions or any claims or actions under applicable Law arising out of any such breach, termination or failure and (y) in no event will the Buyer Parties, be entitled to seek to recover or obtain against any of the Company Obligors any other damages, any recovery or judgment in excess of the Termination Fee, or any other remedy based on a claim in Law or in equity with respect thereto, including consequential, special, indirect or punitive damages for, or with respect to, this Agreement or the Transactions (including, any breach by the Company), the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Law arising out of any such breach, termination or failure.

ARTICLE VII

MISCELLANEOUS

Section 7.1. Non-survival of Representations and Warranties, Covenants and Agreements. Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors or representatives, whether prior to or after the execution of this Agreement, and no information provided or made available shall be deemed to be disclosed in this Agreement or in the Company Disclosure Schedule, except to the extent actually set forth herein or therein. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time, or upon the termination of this Agreement, as the case may be, except that this Section 7.1 shall not limit any other agreement or covenant in this Agreement which by its terms contemplates performance after the Effective Time. The Confidentiality Agreement shall survive termination of this Agreement in accordance with its terms.

Section 7.2. Amendment or Supplement. Subject to applicable Law, at any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Shareholder Approval, if, and only if, such amendment or supplement is in writing and signed, in the case of an amendment, by the Company and the Buyer Parties; provided, however, that following receipt of the Company Shareholder Approval, no amendment, modification or supplement of this Agreement shall be made unless, to the extent required by applicable Law, approved by the shareholders of the Company. Notwithstanding the foregoing, no amendments or supplements to the provisions which the Debt Financing Sources are expressly made third-party beneficiaries pursuant to Section 7.6 shall be permitted in a manner adverse to the interests of the Debt Financing Sources without the prior written consent of such Debt Financing Sources.

Section 7.3. Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) unless prohibited by applicable Law, waive compliance by any other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 7.4. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that each of Parent and Merger Sub may assign, in their sole discretion and without the prior written consent of the Company, any of or all of their rights, interests and obligations under this Agreement to any wholly owned direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 7.4 shall be null and void.

Section 7.5. Counterparts. This Agreement may be executed in two or more counterparts (each of which shall be deemed to be an original with the same effect as if the signatures thereto and hereto were upon the same instrument) and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.PDF”) form, or by any other electronic means, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 7.6. Entire Agreement; No Third Party Beneficiaries.

(a) This Agreement, together with any exhibits, schedules and annexes hereto, the Company Disclosure Schedule, the Voting Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

(b) Except for (i) the Indemnitees pursuant to Section 4.8, (ii) if the Effective Time occurs, the Persons benefiting from Article II pursuant thereto, (iii) the Persons described in Section 6.5(f), who shall be in each case express third party beneficiaries of, and shall be entitled to rely on and enforce, Section 4.8, Section 6.5(c), Section 7.1, this Section 7.6, Section 7.7(a), Section 7.7(b) and Section 7.8, as applicable, and (iv) Section 6.5(f), Section 7.2, this Section 7.6, Section 7.7 and Section 7.12 which, to the extent applicable to the Debt Financing Sources, are intended to benefit, and be enforceable by, the Debt Financing Sources, this Agreement is not intended to, and does not, confer upon any other Person any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 4.8 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 7.7. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be deemed to be made in the State of Delaware, and together with all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware, except that matters relating to the internal corporate affairs of the Company, Merger Sub and the Surviving Corporation, including matters relating to the filing of the Articles of Merger, the effects of the Merger, any appraisal rights, and fiduciary obligations of the Company Board shall be governed by the laws of the state of North Carolina. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (the “Chosen Court”). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto, to the fullest extent permitted by Law, hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 7.10; provided, however, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law.

(b) Notwithstanding anything herein to the contrary, each of the parties irrevocably agrees that any legal action or proceeding involving any Debt Financing Sources (or any of their respective Affiliates or their or their respective Affiliates’ Representatives) arising out of or relating to this Agreement, the Debt Letters or the Financing shall be brought and determined in the Supreme Court of the State of New York, County of New York and that any such legal action or proceeding shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflicts of law rules of such State that would result in the application of the laws of any other state; provided, that if jurisdiction is not then available in the Supreme Court of the State of New York, County of New York, then any such legal action or proceeding may be brought in any federal court located in the State of New York (and, in each case, any appellate courts thereof). Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding involving any Debt Financing Sources (or any of their respective Affiliates or their or their respective Affiliates’ officers, directors, employees, agents and representatives) arising out of or relating to this Agreement, the Debt Letters or the Financing and the transactions contemplated hereby or thereby. Each of the parties agrees not to commence any action, suit or proceeding involving any Debt Financing Sources (or any of their respective Affiliates or their or their respective Affiliates’ officers, directors, employees, agents and representatives) relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding involving any Debt Financing Sources (or any of their respective Affiliates or their or their respective Affiliates’ officers, directors, employees, agents and representatives) arising out of or relating to this Agreement, the Debt Letters or the Financing or the transactions contemplated hereby or thereby, (x) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (y) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, the Debt Letters, the Financing, or the subject matter hereof or thereof, may not be enforced in or by such courts.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE FINANCING, THE DEBT LETTERS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 7.8. Specific Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court specified in Section 7.7, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

(b) Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 7.9. Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 7.10. Notices. All notices, requests, demands and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (where a number is provided and with confirmation of transmission) or sent by an internationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

Campbell Soup Company

One Campbell Place

Camden, New Jersey 08103

Attention: Corporate Secretary

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Michael J. Aiello

Eoghan P. Keenan

Facsimile: (212) 310-8007

If to the Company, to:

Snyder’s-Lance, Inc.

13515 Ballantyne Corporate Place

Charlotte, NC 28277

Attention: Gail Sharps Myers, Senior Vice President, General Counsel & Secretary

Facsimile: (704) 557-8069

with a copy (which shall not constitute notice) to:

Jenner & Block LLP

919 Third Avenue

New York, NY 10022

Attention: Kevin T. Collins

Facsimile: (212) 909-0834

or such other address or facsimile number as such party may hereafter specify to the other parties hereto in a notice given in accordance with this Section 7.10. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 7.11. Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall substitute a suitable and equitable provision into this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 7.12. Debt Financing Sources Liability. Notwithstanding anything to the contrary in this Agreement, none of the Debt Financing Sources shall have any liability to the Company relating to or arising out of this Agreement, the Financing or otherwise, whether at Law, or equity, in contract, in tort or otherwise, and the Company shall not have any rights or claims against any Debt Financing Sources hereunder or thereunder.

Section 7.13. Definitions. For purposes of this Agreement, the term:

(a) “Action” means any injunction, judgment, ruling, order, decree, action, proceeding, litigation, suit, hearing, examination, inquiry, investigation, audit, arbitration, cause of action, claim, lawsuit, notice of violation, citations, summons, subpoena, complaint, criminal prosecution, governmental or other administrative proceeding, whether at law or at equity, public or private, formal or informal, before or by any court or Governmental Authority, arbitrator or other tribunal.

(b) “Affiliate” means, when used with respect to any Person, any other Person who is an “affiliate” of that Person within the meaning of Rule 405 promulgated under the Securities Act.

(c) “Antitrust Laws” means the United States Sherman Antitrust Act of 1890, the United States Clayton Antitrust Act of 1914, the HSR Act, the United States Federal Trade Commission Act of 1914, and all other applicable federal, state and foreign Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(d) “Business Day” means any day ending at 11:59 p.m. (New York local time) except a Saturday, a Sunday or other day on which the United States Securities and Exchange Commission or banks in the City of New York are authorized or required by Law to be closed.

(e) “Company Common Stock” means each share of common stock, par value $0.83-1/3, of the Company.

(f) “Company Employee” means any employee or director of the Company or its Subsidiaries.

(g) “Company Material Adverse Effect” means, with respect to the Company, any change, effect, event, violation, inaccuracy, state of facts, development, circumstance or occurrence (an “Event”) that, individually or when taken together with all other Events, (i) has a material adverse effect on the results of operations, financial condition, business, properties, assets or liabilities of the Company and its Subsidiaries, taken as a whole, or (ii) would or would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Merger or to perform any of its material obligations under this Agreement without material delay; provided, however, that, in the case of clause (i), none of the following Events shall constitute or shall be taken into account in determining whether there is a Company Material Adverse Effect: (A) changes generally affecting the economy or political conditions or financial or securities markets or industries in which the Company or its Subsidiaries operate, (B) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or any material worsening of such conditions threatened or existing as of the date of this Agreement or natural disasters or other force majeure events, (C) any adoption, implementation, enforcement, promulgation, repeal, amendment, interpretation, reinterpretation or other changes, or proposed adoption, implementation, enforcement, promulgation, repeal, amendment, interpretation, reinterpretation or changes in Law or GAAP or other accounting standards (or, in each case in the interpretation thereof), (D) any failure by the Company or its Subsidiaries to meet any published or internal projections, forecasts, predictions, estimates or expectations of the Company’s or its Subsidiaries’ past or projected revenue, earnings or other financial performance or results of operations for any period, in and of itself, (E) any Events to the extent attributable to the execution, announcement or pendency of this Agreement or the anticipated consummation of the Transactions (including the identity of Parent or its Affiliates as the acquirer of the Company), or communication by Parent or its Affiliates with respect to the post-Closing conduct of the business or assets of the Company or its Subsidiaries, (F) any decline in the market price or trading volume of the Company Common Stock, (G) any Events resulting from or arising out of any actions taken by the Company or any of its Subsidiaries, on the one hand, and Parent or any of its Subsidiaries, on the other hand, as required by this Agreement, or (H) any action or omission explicitly required under this Agreement or any action taken or omitted to be taken at the specific request of the Buyer Parties or any omission caused by the failure of Parent to provide a consent under Section 4.2 (other than any such consent with respect to which Parent has reasonably withheld such consent pursuant to and consistent with Section 4.2); provided, that, with respect to clauses (A), (B) or (C), Events resulting from any change, event, circumstance or development that has had or would reasonably be expected to have a disproportionate adverse effect on the Company and its Subsidiaries shall be considered for purposes of determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur.

(h) “Company Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA and each other employee benefit plan, policy, agreement or arrangement, including material payroll practices, employment, consulting or other compensation agreements, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, termination, redundancy, garden leave, sick leave and other paid leave, vacation, loans, salary continuation, health, post-retirement (including retiree medical and retiree life insurance), life insurance and educational assistance plan, policies, agreements or arrangements (including any funding mechanism now in effect or required in the future as a result of the transactions contemplated hereby or otherwise), which is sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any material obligation or liability, contingent or otherwise, for Company Employees or independent contractors of the Company or any of its Subsidiaries.

(i) “Contract” means any agreement, lease, license, contract, note, bond, mortgage, indenture, arrangement or other binding obligation (whether written or oral).

(j) “Debt Financing Sources” means the persons that have committed to provide or arrange or otherwise entered into agreements (including the Debt Letters, any other commitment letters, engagement letters or financing agreements), in each case, in connection with the Financing and/or any Permanent Financing in connection with the Merger, and parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto together with their respective Affiliates or their or their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assignees.

(k) “Existing Credit Agreements” means (a) that certain Amendment No. 3 to Amended and Restated Credit Agreement, dated as of December 16, 2015, by and among, inter alios, the Company, the lenders party thereto from time to time and Bank of America, N.A. as administrative agent thereunder, which amended and restated that certain Amended and Restated Credit Agreement, dated as of May 30, 2014 (as amended prior to such date) and (b) that certain Credit Agreement, dated as of December 16, 2015, by and among, inter alios, the Company, the lenders party thereto from time to time and Bank of America, N.A. as administrative agent thereunder, in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions of this Agreement.

(l) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(m) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code.

(n) “Exchange Act” means the United States Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, each as amended.

(o) “GAAP” means generally accepted accounting principles in the United States, consistently applied.

(p) “Governmental Authority” means any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity or any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act.

(q) “Governmental Authorization” shall mean any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority pursuant to any Law.

(r) “Government Official” shall mean any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, and includes any official or employee of any directly or indirectly government-owned or -controlled entity, and any officer or employee of a public international organization, as well as any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

(s) “HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(t) “Knowledge” (and derivative terms thereof) means (i) as it relates to the Company, the actual knowledge of the individuals listed in Section 7.13(t)(i) of the Company Disclosure Schedule and (ii) as it relates to Parent, the actual knowledge of the individuals listed on Section 7.13(t)(ii) of the Parent Disclosure Schedule.

(u) “Law” means any federal, state, local or foreign laws, statutes, ordinances, common law, and any applicable rules, regulations, standards, judgments, orders, writs, injunctions, decrees, arbitration awards, agency requirements, licenses or permits of any Governmental Authority.

(v) “Lien” means any liens, pledges, charges, mortgages, encumbrances, licenses, ownership interests of other Persons, claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability, including as may be provided under the Securities Act and the “blue sky” laws of the various States of the United States).

(w) “Permitted Lien” means (i) encumbrances for Taxes or other governmental charges not yet due and delinquent or that are being contested in good faith by appropriate proceedings; (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of Company or its applicable Subsidiaries, or the validity or amount of which is being contested in good faith by appropriate proceedings; (iii) easements, covenants, conditions, restrictions and other encumbrances and similar matters, that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the relevant asset to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted; (iv) zoning or building codes; (v) statutory liens securing payments not yet due; and (vi) security interests, mortgages and pledges that are disclosed in the Filed Company SEC Documents and that secure indebtedness that is reflected in the most recent consolidated financial statements of the Company included in the Filed Company SEC Documents. For the avoidance of doubt, “Liens” does not include any non-exclusive licenses to Intellectual Property.

(x) “Person” means an individual, a corporation (including not-for-profit), a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority or other entity of any kind or nature.

(y) “Release” means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, or dispersal into the environment.

(z) “Securities Act” means the United States Securities Act of 1933 and the rules and regulations promulgated thereunder, each as amended.

(aa) “Subsidiary” when used with respect to any Person, means any other Person the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other Person of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power to elect a majority of the board of directors or other persons performing similar functions (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

(bb) “Tax” (including, with correlative meaning, the term “Taxes”) means (a) all federal, state, local and non-U.S. income, profits, franchise, gross receipts, environmental, capital stock, severance, estimated, social security, capital gains, alternative or add-on minimum, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes or other payments in the nature of taxes of any kind whatsoever, together with all interest, penalties, fines and additions imposed with respect to such amounts; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under foreign, state or local law for any period; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other Person.

(cc) “Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, claims for refund and any amendment thereof) supplied or required to be supplied to any Governmental Authority relating to Taxes.

(dd) “Transactions” means, collectively, this Agreement and the transactions contemplated hereby, including the Merger.

The following terms are defined in the section of this Agreement set forth after such term below:

Acceptable Confidentiality Agreement	Section 4.3(c)(i)
Acquisition Proposal	Section 4.3(c)(ii)
Action	Section 7.13(a)
Affected Employee	Section 4.13
Affiliate	Section 7.13(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 4.3(d)(i)(B)
Annual Incentive Plans	Section 4.13(d)
Antitrust Laws	Section 7.13(c)
Articles of Merger	Section 1.3
ASPP	Section 2.3(d)
Balance Sheet Date	Section 3.1(e)(vii)
Bankruptcy and Equity Exception	Section 3.1(c)(i)
Book-Entry Shares	Section 2.2(b)
Business Day	Section 7.13(d)
Buyer Parties	Preamble
Buyer Party Obligors	Section 6.5(f)(i)
Bylaws	Section 1.5
Cash Performance Award	Section 4.13(e)
Certificate	Section 2.2(b)
Change of Recommendation	Section 4.3(d)(i)(A)
Charter	Section 1.5
Chosen Court	Section 7.7(a)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.6
Commitment Letter	Section 3.2(f)
Commitment Parties	Section 3.2(f)
Company	Preamble
Company Affiliates	Section 3.1(t)
Company Board	Recitals
Company Charter Documents	Section 3.1(a)(iii)
Company Common Stock	Section 7.13(e)
Company Disclosure Documents	Section 3.1(i)(i)
Company Disclosure Schedule	Section 3.1
Company Employee	Section 7.13(f)
Company Equity Plans	Section 2.3(e)
Company IP	Section 3.1(o)(i)(A)
Company Leased Properties	Section 3.1(n)(ii)
Company Material Adverse Effect	Section 7.13(g)
Company Obligors	Section 6.5(g)(i)
Company Owned Properties	Section 3.1(n)(i)
Company Plan	Section 7.13(h)
Company Preferred Stock	Section 3.1(b)(i)
Company Proxy Statement	Section 3.1(d)
Company RSU	Section 2.3(c)
Company SEC Documents	Section 3.1(e)(i)
Company Shareholder Approval	Section 3.1(c)(i)

Company Shareholders’ Meeting	Section 4.1(a)
Company Voting Agreement	Recitals
Confidentiality Agreement	Section 4.3(c)(iii)
Contract	Section 7.13(i)
Copyrights	Section 3.1(o)(i)(B)
D&O Indemnification Agreements	Section 4.8(a)
D&O Insurance	Section 4.8(c)
Debt Financing Sources	Section 7.13(j)
Debt Letters	Section 3.2(f)
Debt Payoff	Section 4.19(b)(ii)
DOJ	Section 4.4(b)
Effective Time	Section 1.3
Engagement Letters	Section 3.1(s)
Environmental Laws	Section 3.1(l)(ii)(A)
Environmental Liabilities	Section 3.1(l)(ii)(B)
Environmental Permits	Section 3.1(l)(i)
Equity Based Awards	Section 3.1(b)(i)
ERISA	Section 7.13(l)
ERISA Affiliate	Section 7.13(m)
Event	Section 7.13(g)
Exchange Fund	Section 2.2(a)
Excluded Shares	Section 2.1(a)
Exiting Credit Agreements	Section 7.13(k)
Fairness Opinion	Section 3.1(r)
Fiduciary Termination	Section 4.3(d)(ii)
Filed Company SEC Documents	Section 3.1(e)(vii)
Financing	Section 3.2(f)
Foreign Corrupt Practices Act	Section 3.1(u)
FTC	Section 4.4(b)
GAAP	Section 7.13(o)
Government Official	Section 7.13(r)
Governmental Authority	Section 7.13(p)
Governmental Authorization	Section 7.13(q)
Hazardous Materials	Section 3.1(l)(ii)(C)
HSR Act	Section 7.13(s)
Incentive Plan Participant	Section 4.13(d)
Indemnifying Party	Section 4.8(e)
Indemnity Proceedings	Section 4.8(a)
Injunction	Section 5.1(c)
Intellectual Property	Section 3.1(o)(i)(B)
Intervening Event	Section 4.3(c)(iv)
IT Assets	Section 3.1(o)(vi)
Knowledge	Section 7.13(t)
Law	Section 7.13(u)
Licensed Intellectual Property	Section 3.1(o)(i)(C)
Liens	Section 7.13(v)
Losses	Section 4.19(e)
Marks	Section 3.1(o)(i)(B)
Material Contract	Section 3.1(m)(i)
Material Leased Properties	Section 3.1(n)(ii)

Merger	Section 1.1
Merger Recommendation	Recitals
Merger Sub	Preamble
Merger Sub Common Stock	Section 2.1(c)
NCBCA	Recitals
Non-U.S. Company Plan	Section 3.1(k)(i)
Option	Section 2.3(a)
Owned Intellectual Property	Section 3.1(o)(i)(D)
Parent	Preamble
Parent Board	Section 3.2(b)(ii)
Parent Fee	Section 6.5(c)
Parent Material Adverse Effect	Section 3.2(b)(iii)
Parent Plans	Section 4.13(a)
Patents	Section 3.1(o)(i)(B)
Paying Agent	Section 2.2(a)
Per Share Merger Consideration	Section 2.1(a)
Permanent Financing	Section 4.19
Permitted Lien	Section 7.13(w)
Person	Section 7.13(x)
Plan of Merger	Recitals
Policies	Section 3.1(p)(i)

Redacted Fee Letter	Section 3.2(f)
Registered IP	Section 3.1(o)(iv)
Regulation S-K	Section 3.1(e)(viii)
Regulatory Termination	Section 6.5(d)
Release	Section 7.13(y)
Representatives	Section 4.3(a)
Required Information	Section 4.19(b)(ii)
Restricted Stock Award	Section 2.3(b)
SEC	Section 3.1
Securities Act	Section 7.13(z)
Subsidiary	Section 7.13(aa)
Subsidiary Documents	Section 3.1(a)(iii)
Superior Proposal	Section 4.3(c)(v)
Surviving Corporation	Section 1.1
Tax or Taxes	Section 7.13(bb)
Tax Return	Section 7.13(cc)
Termination Date	Section 6.2(a)
Termination Fee	Section 6.5
Trade Secrets	Section 3.1(o)(i)(B)
Transactions	Section 7.13(dd)
U.K. Bribery Act	Section 3.1(u)
U.S. Company Plan	Section 3.1(k)(i)
Willful Breach	Section 6.5(a)

Section 7.14. Interpretation; Construction.

(a) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument, statute, rule or regulation defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. When calculating the period of time before which, within which or following which any act is to be done or step taken, the date that is the reference date in beginning the calculation of such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. All references to “dollars” or “$” in this Agreement are to United States dollars.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

CAMPBELL SOUP COMPANY

By:	/s/ Denise Morrison
Name: Denise Morrison
Title: Chief Executive Officer

TWIST MERGER SUB, INC.

By:	/s/ Anthony Disilvestro
Name: Anthony Disilvestro
Title: Senior Vice President & Chief Financial Officer

SNYDER’S-LANCE, INC.

By:	/s/ Brian J. Driscoll
Name: Brian J. Driscoll
Title: President & Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit B

Articles of Incorporation of the Surviving Corporation

EXECUTION COPY

AMENDMENTS TO ARTICLES OF INCORPORATION

OF

SURVIVING CORPORATION

The amendments to the Articles of Incorporation are:

1.	Article 2 of the Articles of Incorporation is amended to state as follows:

The name of the initial registered agent and the street address, mailing address and county of the initial registered office are:

CT Corporation System

160 Mine Lake Ct, Suite 200

Raleigh, NC 27615-6417                                     County: Wake

2.	Article 3 of the Articles of Incorporation is amended to state as follows:

The authorized purposes of the Corporation are to engage in any and all lawful business in which a corporation organized under the North Carolina Business Corporation Act may engage.

3.	Article 4 of the Articles of Incorporation is amended to state as follows:

The Corporation is authorized to issue 100 shares of capital stock, all of one class, designated as common stock, par value $0.01 per share.

4.	Article 5 of the Articles of Incorporation is amended to state as follows:

The number of directors of the Corporation may be fixed by the bylaws.

5.	Article 7 of the Articles of Incorporation is amended to state as follows:

The Corporation does not have a principal office.

6.	Article 8 of the Articles of Incorporation is hereby deleted in is entirety and Article 9 is amended is hereby to be numbered Article 8.